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                                                                   EXHIBIT 10.13

3174m/8472L

                          PLAN AND AGREEMENT OF MERGER

                 PLAN AND AGREEMENT OF MERGER, dated as of August 21, 1992 (this "Agreement"), by and among DeSoto, Inc., a Delaware corporation ("DeSoto"), DeSoto Subsidiary One Corp., a New Jersey corporation and a direct wholly-owned subsidiary of DeSoto ("Newco"), and J.L. Prescott Company, a New Jersey corporation (the "Company").

                              W I T N E S S E T H

                 WHEREAS, the respective Boards of Directors of the Company, DeSoto and Newco have each adopted resolutions approving this Agreement and the Merger (as defined in Section 1.01) and providing that Newco merge with the Company pursuant to this Agreement and the applicable provisions of the New Jersey Business Corporation Act, as amended (the "BCA").

                 NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

                 1.01 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.03), the Company will be merged with and into Newco (the "Merger") in accordance with the BCA. Following the Merger, Newco shall continue as the surviving corporation under the laws of the State of New Jersey, except that Newco shall change its name to "J.L. Prescott Company" as described in Section
1.05 (Newco, following the Merger, shall sometimes be referred to herein as the "Surviving Corporation"), and the separate corporate existence of the Company shall cease. The Company shall, upon Newco's request, execute an amendment or supplement to this Agreement to provide for a merger, on terms otherwise consistent with this Agreement, of the Company with and into any other direct or indirect wholly-owned subsidiary of DeSoto, with such other
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subsidiary of DeSoto as the Surviving Corporation, or of Newco or such other subsidiary of DeSoto with and into the Company, with the Company as the Surviving Corporation.

                 1.02 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place as soon as practicable after all the conditions set forth in Article V hereof have been satisfied or, to the extent permitted hereunder, waived, provided that such satisfaction or waiver shall have occurred within the period specified in Section 6.01(b). The Closing will take place at 10:00 a.m. local time at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, or at such other time and/or place as the parties hereto may agree. The date on which the Closing occurs is herein referred to as the "Closing Date."

                 1.03 Effective Time. The Merger shall be effected as soon as practicable on or after the Closing Date by filing a Certificate of Merger with the Office of the Secretary of State of the State of New Jersey, which shall be filed promptly on or after the Closing Date (but in no event later than one business day after the Closing Date), and the Merger shall, in accordance with Section 14A:10-4.1 of the BCA, become effective immediately at the time of such filing (the "Effective Time").

                 1.04 Effect of Merger. The Merger shall have the effects set forth in Section 14A:10-6 of the BCA and, from and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, privileges, powers, immunities, purposes and franchises and be liable for all the obligations and liabilities of the Company and Newco, all as provided under the BCA.

                 1.05 Certificate of Incorporation and By-Laws. The Certificate of Incorporation (as amended as described in the next sentence) and the By-laws of Newco in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation at the Effective Time. Article FIRST of the Certificate of Incorporation of Newco shall be amended at the Effective Time to read in its entirety as follows:
"FIRST: The name of the Corporation is J.L. Prescott Company."

                 1.06 Directors and Officers. The directors of Newco and the officers of the Company, each as of immediately prior to the Effective Time, shall be the initial directors and officers of the Surviving Corporation at the Effective Time, respectively, in each case until the earlier of their





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resignation or removal or until their respective successors are duly elected and qualified.

                 1.07 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of DeSoto, Newco, the Company or any holder of shares of common stock, par value $.01 per share (collectively, the "Shareholders"), of the Company (the "Shares"):

                          (a)     each Share issued and outstanding immediately
prior to the Effective Time (other than Shares cancelled and retired pursuant to Section 1.07(b)) shall be converted into the right to receive certificates representing (i) that number (the "Conversion Number") of validly issued, fully paid and nonassessable shares of common stock, par value $1 per share, of DeSoto ("DeSoto Common Stock") obtained by dividing (x) 522,775 (as adjusted pursuant to Section 1.08) by (y) the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled and retired pursuant to Section 1.07(b)), (ii) if DeSoto's Preferred Share Purchase Rights have not terminated, expired or been redeemed prior to the Effective Time, a distribution of a number of Preferred Share Purchase Rights in accordance with the terms thereof equal to the Conversion Number and (iii) that number of contingent value rights in the form set forth on Exhibit A (the "CVRs") equal to the Conversion Number; provided, however, that until surrendered in accordance with the provisions of Section 1.10, each stock certificate which immediately prior to the Effective Time represented Shares (each, a "Certificate") (other than Certificates representing Shares cancelled and retired pursuant to Section 1.07(b)), shall represent for all purposes only the right to receive the consideration set forth in this Section 1.07(a), without interest thereon or other rights in respect thereof; and in further consideration of the Merger, DeSoto agrees to assume at the Effective Time the obligation of Parent (as defined in Section 2.03) with respect to the payment to Parent's minority stockholder following redemption and cancellation of Parent's stock held by such minority stockholder as set forth in the redemption agreement dated as of the date hereof among Parent, such minority stockholder and DeSoto;

                          (b)     each Share held in the treasury of the
Company immediately prior to the Effective Time shall be cancelled and retired and cease to exist and no payment shall be made with respect thereto; and

                          (c)     each share of common stock of Newco issued
and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one validly issued,





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fully paid and nonassessable share of the common stock of the Surviving
Corporation.

                 1.08 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of DeSoto Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of or any other like change in such shares, or any stock dividend thereon with a record date during such period, the Conversion Number shall be appropriately adjusted as if the Effective Time had occurred immediately prior to such change.

                 1.09 Payment for Shares. (a) From and after the Effective Time, upon surrender to the Surviving Corporation of a Certificate, duly executed, and any other documents reasonably requested by DeSoto to evidence properly the surrender of the Certificate in exchange for the consideration set forth in Section 1.07 (including without limitation the documents referred to in Section 1.09(c)), the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 1.07, and such Certificate shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Without limiting the generality of the foregoing, subsequent to the Effective Time, unless and until an outstanding Certificate is surrendered in accordance with this Section 1.09, (i) no dividends or distributions of any kind payable to the holders of record of DeSoto Common Stock after the Effective Time shall be paid by DeSoto to the holder of such an outstanding Certificate and (ii) no such holder shall have a right to receive such dividends or distributions. Upon the surrender and exchange of such an outstanding Certificate, the holder shall be paid, without interest, the amount of any dividends or distributions which theretofore would have become payable between the Effective Time and the date of such surrender or exchange with respect to the shares of DeSoto Common Stock evidenced by such Certificate as if the surrender or exchange had occurred at the Effective Time.

                          (b)     After the Effective Time, there shall be no
transfers of the Shares which were outstanding immediately





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prior to the Effective Time on the stock transfer books of the Surviving
Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided in Section 1.07 in accordance with the procedures set forth in this Section 1.09.

                          (c)     As a condition to payment to a Shareholder of
the consideration set forth in Section 1.07, such Shareholder (i) shall have delivered to DeSoto an affidavit pursuant to Section 1.1445-2(b)(2) of the United States Treasury Regulations which (A) states that such Shareholder is not a nonresident alien (or in the case of an entity, is not a "foreign person") for purposes of United States income taxation, (B) sets forth such Shareholder's taxpayer identification number and home address (or in the case of an entity, its office address), and (C) is duly signed under penalties of perjury, and (ii) shall have delivered to DeSoto an accurate and complete signed original of Internal Revenue Service Form W-9 (or successor form) indicating that such Shareholder is entitled to receive payments under this Agreement without any deduction or withholding of any federal income Taxes (as defined in Section 2.15). If a Shareholder does not deliver such form, DeSoto is entitled to withhold from any payments any amounts required by applicable law to be withheld.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company represents and warrants to each of DeSoto and Newco as follows:

                 2.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, use and lease its assets and properties. The Company is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes due prior to the date hereof), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have (and would not reasonably be expected to have) a material adverse effect on the business, financial condition, assets, liabilities, properties or results





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of operations of the Company (a "Company Material Adverse Effect"). True and
complete copies of the Certificate of Incorporation and By-laws of the Company have previously been delivered to DeSoto.

                 2.02 Authority Relative to This Agreement; Required Vote. The Company has all requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of Company and by the Shareholders, and no other corporate proceeding is necessary to approve or authorize this Agreement or any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) is subject to general principles of equity.

                 2.03 Capitalization. The authorized capital stock of the Company consists of 1,250,000 Shares, of which 815,278 Shares are issued and outstanding. Narrangansett/Prescott, Inc., a Delaware corporation ("Parent"), is the registered owner of all the issued and outstanding Shares. No Shares are held in the Company's treasury. All the issued and outstanding Shares are validly issued, fully paid and nonassessable and free of preemptive rights. Except (x) as set forth above in this Section 2.03 or (y) for such interests as are set forth on Schedule 2.03 and are "out of the money" with respect to the holder thereof or will be cancelled prior to the Effective Time at no cost to the Company or the Surviving Corporation, there are no shares of capital stock of the Company authorized, issued or outstanding or reserved for issuance, and there are no outstanding subscriptions, options, warrants, rights, contingent value rights, stock-based or stock-related awards or convertible or exchangeable securities or other agreements or commitments to which the Company is a party or by which the Company may be bound of any character relating to, or obligating the Company to sell, issue, grant, award, transfer or otherwise dispose of, or to redeem, repurchase or otherwise acquire, any shares of capital stock or other securities of the Company (including, without limitation, any agreement or commitment obligating the Company to make any payment, issue any security or take other action with respect to any third party or pursuant to any employee compensation arrangement based on any valuation or transaction price of, or change of majority ownership in, the Shares), other than this Agreement.





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Except as set forth on Schedule 2.03, there are no voting trusts, proxies or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the Company.

                 2.04 Subsidiaries and Portfolio Interests. Except as set forth on Schedule 2.04, the Company does not directly or indirectly own any voting or equity interest in any corporation, partnership, joint venture or other business association or entity or other Person (as defined in Section 7.05). Except as set forth on Schedule 2.04, the interests of the Company in such Persons are owned free and clear of all liens, options, claims, security interests or other encumbrances (including, without limitation, rights of first refusal or similar rights) (collectively, "Encumbrances"). The Company has no subsidiary (as defined in Section 7.05).

                 2.05 Financial Statements; Projections. (a) Schedule 2.05 sets forth copies of the balance sheets of the Company at December 31, 1990, 1989 and 1988 (collectively, the "Audited Balance Sheets"), and the related statements of income, retained earnings and cash flows for the years (or, in the case of the December 31, 1988 Audited Balance Sheet, the nine-month period) then ended, including the notes thereto, audited by Ernst & Young, together, in each case, with a copy of the report of Ernst & Young (collectively, the "Audited Financial Statements"). Also set forth on Schedule 2.05 is the unaudited balance sheet of the Company at May 31, 1992 (the "May 31, 1992 Unaudited Balance Sheet") and the related unaudited statements of income, retained earnings and cash flows for the five-month period then ended (collectively, the "Unaudited Financial Statements"). The Audited Financial Statements and the Unaudited Financial Statements (i) are in accordance with books and records of the Company and (ii) fairly present in all material respects the net assets, financial position and results of operations of the Company as at the respective dates and for the respective periods referred to therein in conformity with generally accepted accounting principles ("GAAP"), uniformly applied on a basis consistent with that of prior years or periods, except that the Unaudited Financial Statements do not contain a complete set of notes and are subject to normal year-end adjustments of a type and in amounts consistent with adjustments in prior years. The books of account and other financial and corporate records of the Company are complete and correct in all material respects.

                          (b)     The Company has provided to DeSoto its
forecasts and projections of the Company's operations, financial condition and financial performance dated as of June 16, 1992. All forecasts and projections of the Company's





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operations, financial condition and financial performance provided by the
Company to DeSoto were at the time prepared believed by the Company's senior management to be reasonable and are the same forecasts and projections as were then being used in the Company's internal business plans and budgets at the time provided to DeSoto.

                 2.06     Undisclosed Liabilities; Absence of Certain Charges.
(a) Except as disclosed on Schedule 2.06(a), other schedules to this Agreement or elsewhere in this Agreement, the Company is not subject to any debts, liabilities or obligations, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise and whether due or to become due ("Liabilities") which, singly or in the aggregate, have (or would reasonably be expected to have) a Company Material Adverse Effect, other than (i) to the extent reflected, reserved against or otherwise disclosed in the May 31, 1992 Unaudited Balance Sheet, (ii) Liabilities incurred by the Company in connection with this Agreement or any of the transactions contemplated hereby or any other transaction with DeSoto and (iii) Liabilities arising since May 31, 1992 in the ordinary course of the Company's business consistent (in amount and kind) with past practice (but, in any event, excluding liabilities relating to violations of law, Litigation (as defined in Section 2.13), or environmental matters).

                          (b)     Except as set forth on the Schedules to this
Agreement, since May 31, 1992, the Company has not:

                                  (i)(A)   suffered any loss or casualty which
                 has (or would reasonably be expected to have) a Company Material Adverse Effect, whether or not covered by insurance or
                 (B) suffered any material adverse change in its financial condition or operating results other than on account of its continuing cash flow difficulties;

                                  (ii) incurred or discharged any Liability or entered into any transaction except in the ordinary course of the Company's business and except for Liabilities and transactions that, individually or in the aggregate, do not have (and would not reasonably be expected to have) a Company Material Adverse Effect;

                                  (iii)    applied its cash and cash
                 equivalents other than in the day-to-day operations of its business or in the ordinary course of business;





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                                  (iv)     modified, amended, terminated,
                 transferred or waived any material right under any material contract or other agreement of the type required to be set forth on any Schedule hereto, except in the ordinary course of the Company's business consistent with past practice;

                                  (v)      made any changes in its accounting
                 methods or practices or made any changes in depreciation or amortization policies or rates adopted by it other than as may be required by GAAP;

                                  (vi)     made any loan or advance to any of
                 its affiliates (as defined in Section 7.05) or any of its or their respective directors, officers, employees or other representatives, or, otherwise than in the ordinary course of business consistent with past practice, made any other loan or advance;

                                  (vii)    except for inventory or equipment
                 disposed of or acquired in the ordinary course of business, sold, abandoned, transferred, leased, licensed or made any other disposition of any of its material properties or assets or acquired any capital stock or business of any other Person;

                                  (viii)   with respect to any Employee whose
                 annual base compensation exceeds $50,000, or any group or unit of Employees as a whole (irrespective of wage rate), entered into, amended or terminated any employment, consulting, collective bargaining, severance, termination, retirement or indemnification agreement, contract, policy, plan, practice or arrangement (other than the hiring or dismissal of at-will employees in the ordinary course of business consistent with past practice), or granted any increase in the compensation payable or to become payable by the Company to any current or former director, officer, employee or consultant of the Company (or a former subsidiary or division of the Company) (an "Employee"), or paid any bonus, fee or other compensation to any Employee other than in the ordinary course of business consistent (in amount and kind) with past practice, or entered into, or increased the amounts payable or to become payable by the Company with respect to any Employee pursuant to, any agreement or employee benefit plan or arrangement;

                                  (ix)     terminated or failed to renew, or
                 received any written notice of dispute or threat to





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                 terminate or fail to renew (that, in any case, was not
                 subsequently withdrawn), any material commitment or other agreement to which it is or was a party;

                                  (x)      made any declaration of, or set
                 aside or paid, any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company; or

                                  (xi)     entered into any agreement,
                 arrangement or other understanding to do any of the foregoing.

                 2.07     Compliance with Laws; Permits. Except as set forth on
Schedule 2.07 and except for such matters as are represented or warranted in
Section 2.19 or as otherwise disclosed on Schedule 2.19 ("Environmental Matters"), the Company is in compliance in all material respects with all federal, state, local and foreign orders, judgments, injunctions, writs, decrees, laws, statutes, ordinances, rules and regulations by any Governmental Entity (as defined below) (collectively, "Laws") applicable to its business as currently conducted or properties, except where noncompliance, individually or in the aggregate, does not have (and would not reasonably be expected to have) a Company Material Adverse Effect. Except as set forth on Schedule 2.07 and except with respect to Environmental Matters, the Company has not received any written notice of any alleged violation of Law applicable to the Company since January 1, 1990. Except as set forth on Schedule 2.07, the Company has all governmental permits, licenses, orders and authorizations from, and has made all required governmental registrations with (collectively, "Permits"), federal, state and local courts, governmental agencies and regulatory or administrative authorities and instrumentalities, foreign and domestic (each, a "Governmental Entity"), required for the conduct of its business as presently conducted and the ownership, lease or operation of its properties, except where the absence thereof, individually or in the aggregate, does not have (and would not reasonably be expected to have) a Company Material Adverse Effect. All material Permits held by the Company are valid and in full force and effect, and the Company has duly performed and is in compliance with all such Permits in all material respects. No event has occurred with respect to the Company's Permits which allows, or after notice or lapse of time or both would allow, the suspension, limitation, revocation or termination thereof, and no terminations thereof or proceedings to suspend, limit, revoke or terminate any Permit have been to the Company's knowledge threatened, except for any such impairments, terminations and (if adversely determined) proceedings as, singly or in the aggregate, do not have (and would not





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reasonably be expected to have) a Company Material Adverse Effect.

                 2.08 Consents; No Violations. Assuming the accuracy of the representations and warranties contained in Section 3.10, except as set forth on Schedule 2.08, neither the execution, delivery or performance of the Agreement by the Company nor the consummation of any of the transactions contemplated hereby will (a) conflict with, or result in a breach or a violation of, any provision of the Certificate of Incorporation or By-laws of the Company; (b) assuming compliance with the matters set forth in clause (c) of this Section 2.08, constitute, with or without the passage of time or the giving of notice or both, a breach, violation or default, create a lien, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law or Permit, or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument of the Company, or to which it or any of its properties is subject, except, with respect to the matters set forth in clause (ii), for breaches, violations, defaults, liens, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, singly or in the aggregate, which would not have (and would not reasonably be expected to have) a Company Material Adverse Effect or materially adversely affect the ability of the Company to consummate any of the transactions contemplated hereby; or (c) require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental
Entity on the part of the Company other than (i) the filing of a Certificate of Merger in accordance with the BCA, (ii) the receipt of an amended administrative consent order or clean-up plan approval letter for the Company's former New Jersey sites currently subject to an administrative consent order and, if necessary, an administrative consent order or letter of non-applicability (or de minimis exemption) with respect to the Company's New Jersey warehouse (collectively, the "ECRA ACO's") from the New Jersey
Department of Environmental Protection under the New Jersey Environmental Cleanup Responsibility Act, N.J.S.A. Section 13:lK-6 et seq. ("ECRA"), and (iii) consents, approvals, authorizations, notifications, filings, exemptions or waivers which, if not obtained or made would not, singly or in the aggregate, have a Company Material Adverse Effect or materially adversely affect the ability of the Company to consummate any of the transactions contemplated hereby.

                 2.09 Commitments. (a) Schedule 2.09(a) sets forth a list of each contract, agreement or other binding arrangement





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to which the Company is a party or by or to which it or any of its properties may be bound or subject (collectively, the "Commitments") (i) which provides for future payments thereunder of more than $100,000 per year, including, without limitation, all such (A) Commitments for capital expenditures, (B) manufacturing, marketing, distribution, dealer, override, commission, rebating, fee-sharing, minimum requirements or sales agency Commitments, (C) guarantees of third party obligations, and (D) Commitments for the sale or purchase of any assets other than in the ordinary course of business, but excluding purchase orders or other Commitments for the purchase of raw materials, components or supplies and sales orders or other Commitments for the sale of finished goods;
(ii) which restricts the kinds of businesses in which the Company may engage or the geographical area in which it may conduct its business, or the type of information which it may disclose (other than non-disclosure agreements with customers relating to the sale, marketing or manufacture of goods); (iii) which is an indenture, mortgage, loan agreement, promissory note, or similar obligation to repay money borrowed in excess of $50,000 on an individual basis;
(iv) which is a Commitment to provide funds or a line of credit for or to make any investment (in the form of a loan, advance, capital contribution or otherwise) to or in any Person (other than advances to Employees for their expenses in the ordinary course of business); (v) which provides for employment (other than oral agreements for employment at-will at annual salary less than $50,000), consulting, compensation (including, without limitation, benefits), loan, severance or indemnification agreements with any Employee or any labor union or other association representing any Employee; (vi) which provides for indemnification by the Company of any party (other than an Employee); (vii) which contain product warranties which are still by their terms effective in respect of products manufactured, sold, distributed or marketed at any time by the Company; (viii) with any Governmental Entity, including without limitation, the United States Department of Defense and any United States military service;
(ix) which require the Company to purchase its powdered detergent requirements which Commitments are not cancellable within 90 days' or less notice without penalty; (x) which relate to or affect any of the business, assets or properties of the Company or by which any purchaser thereof may be bound (unless of the type not required to be disclosed pursuant to any of clauses (i) through (ix) of this sentence), except for Commitments of a type described in clauses (i) through (ix) of this sentence (A) which are cancellable by the Company on 90 days' or less notice without any penalty or other financial obligation to the Company involving payments in the aggregate of less than $100,000 in respect of any such cancellation or (B) which involve annual





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aggregate payments of $100,000 or less, and, in either case, are not material to the business or financial condition of the Company; and (xi) which are currently in negotiation and which if entered into would be required to be listed on Schedule 2.09(a) or to be written on any other Schedule hereto.

                          (b)     Except as disclosed on Schedule 2.09(b), all
of the Commitments referred to in the preceding paragraph 2.09(a) are valid, binding, in full force and effect and enforceable against the Company in accordance with their terms except that enforceability (i) may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) is subject to general principles of equity. Except as set forth on Schedule 2.09(b), (i) there is no breach, violation or default by the Company and no event (including the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance of the covenants and agreements provided herein) which, with notice or lapse of time or both, would constitute a breach, violation or default by the Company, or give rise to any contingencies, liquidated damages, penalties or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment listed on Schedule 2.09(a), except for breaches, violations and defaults, or contingencies, liquidated damages, penalties or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, singly or in the aggregate, do not and will not have a Company Material Adverse Effect, (ii) to the Company's knowledge, no other party to any of the Commitments listed on Schedule 2.09(a) is in material arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments and (iii) no material waiver or material indulgence has been granted by any of the parties to any of the Commitments listed on Schedule 2.09(a).

                 2.10 Real Estate. The Company does not directly or beneficially own or operate any real property other than the land owned of record by the Company and the improvements located thereon (the "Owned Real Property") and the premises subject of leaseholds held by the Company (the "Leased Real Property"), in each case, described on Schedule 2.10 (the annual rental, termination date and renewal term given in the case of each lease) (the Owned Real Property and the Leased Real Property being, collectively, the "Real Property"). The Company does not use, operate, lease, sublease, license or otherwise have the right to use or operate any real property (except for (i) public warehouse space the annual aggregate rental of which does not exceed $60,000 and (ii) the Real Property) and, except as set forth on Schedule 2.10, is not the lessor (or sublessor) of any real property.

                 2.11 Title to Properties. (a) The Company has good, marketable and, in the case of the Owned Real Property, insurable, title to all of its properties and assets, tangible and intangible, including, without limitation, (i) all of the assets reflected on the May 31, 1992 Unaudited Balance Sheet (other than those subject to capital leases), (ii) the properties described in Sections 2.10, 2.12 and 2.14 which the Company purports to own, and (iii) all other properties or assets of any kind used or held for use by the Company which the Company purports to own, in each case free and clear of any and all Encumbrances or exceptions to title, except for (p) Encumbrances set forth in the December 31, 1990 Audited Balance Sheet (including any notes with respect thereto); (q) properties (other than Owned Real Property) sold, consumed or otherwise disposed of, or subject to purchase or sales orders or conditional sale arrangements, in the ordinary course of business consistent with past practice; (r) Encumbrances set forth on Schedule 2.11(a); (s) Encumbrances securing taxes not yet due or being contested in good faith by appropriate proceedings for which adequate reserves or accruals have been provided in the May 31, 1992 Unaudited Balance Sheet; and (t) Encumbrances which do not, individually or in the aggregate, materially detract from the value of such property, materially interfere with the present use, occupancy or operation of such property or otherwise materially impair the business operations of the Company or have a Company Material Adverse Effect.

                          (b)     The leases pursuant to which the Company
leases any real or personal property are (i) valid and binding on the Company and (ii), to the best knowledge of the Company, valid and binding on all respective parties to such leases in accordance with their respective terms. Except as disclosed in Schedule 2.11(b) with respect to past due payments of rent aggregating not more than $138,548 (all of which rental payments have been accrued on the May 31, 1992 Unaudited Balance Sheet or reflected in the projections referred to in Section 2.05(b)), there are not under such leases any existing breaches, defaults, events of default by the Company or events which with notice or lapse of time or both would constitute a breach, default or event of default by the Company, nor does the Company know, nor has the Company received notice of, or a counterparty made a claim to the Company with respect to, any breach or default, the consequences of which, individually or in the aggregate, would have or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in

Schedule 2.11(b), none of the rights of the Company under any such leases is subject to termination or modification as a result of the transactions contemplated hereby, except where such modification or termination, singly or in the aggregate, would not have (and would not reasonably be expected to have) a Company Material Adverse Effect.

                          (c)     Except as set forth on Schedule 2.11(c), the
assets, rights, and properties owned, licensed or leased by the Company constitute all of the assets, rights, and properties used or held for use by the Company or reasonably necessary to the operations of the Company as currently conducted.

                 2.12 Tangible Property. Except as set forth on Schedule 2.12, the buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business operations or financial condition of the Company (the "Tangible Property") are in reasonable operating condition and repair (normal wear and tear excepted), free (in the case of buildings or structures located on the Owned Real Property) of any material structural or engineering defects, are subject to continued repair and replacement in accordance with past practice, and are suitable for their current use. Except as set forth on Schedule 2.12, since March 31, 1988 there has not been any significant interruption of the operations of the Company due to inadequate maintenance of the Tangible Property.

                 2.13     Litigation and Orders. Except as set forth on
Schedule 2.13, (a) there are no actions, suits or legal, administrative or arbitral proceedings, charges or investigations (collectively, "Litigation") pending or, to the knowledge of the Company, threatened against, affecting or involving the Company or any of its rights or properties which, if decided adversely to the Company, would have (or would reasonably be expected to have) a Company Material Adverse Effect, or which seek to enjoin or obtain damages in respect of any of the transactions contemplated hereby; and (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity (collectively, "Orders" and, Orders together with Litigation being referred to herein as "Claims") outstanding against the Company. The Company does not have any Liability under any Litigation brought or threatened by, or Order in respect of, any Person who, prior to Parent's acquisition of the Company in 1988, had any equity or participating interest in the Company (other than possible legal expenses in connection therewith).

                 2.14 Patents, Trademarks and Copyrights. Schedule 2.14 sets forth a list of all patents, trademarks, trade names, service marks, copyright registrations, and applications therefor now or heretofore used or presently proposed to be used in and material to the business of the Company, other than any such Intellectual Properties (as defined below) which have not been used by the Company since March 31, 1988. Except as disclosed on Schedule 2.14, (a) the Company owns or possesses licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all patents, trademarks, trade names, service marks, copyright registrations, know-how and other proprietary information ("Intellectual Properties") reasonably necessary to the conduct of its business as presently being conducted, except when the failure to have such licenses or rights, singly or in the aggregate, would not have (and would not reasonably be expected to have) a Company Material Adverse Effect; (b) the conduct of the business of the Company as now conducted does not and will not infringe or conflict with any Intellectual Properties of others; (c) the Company is not aware of any use of any Intellectual Properties owned by or licensed to the Company that is now being made, except by the Company or by any Person duly licensed to use the same; and (d) no infringement by others of any Intellectual Properties owned by or licensed by or to the Company is known to the Company. The consummation of the transactions contemplated hereby will not alter or impair the rights and interests of the Surviving Corporation in any of the items listed on Schedule 2.14, and the Surviving Corporation will have the same rights and interests in such items at and after the Effective Time as the Company will have immediately prior to the Effective Time.

                 2.15 Taxes. The Company has filed on or prior to the date hereof, and will file on or prior to the Closing Date, all material federal, state and local income and other tax returns required to be filed by Law at such time. All such tax returns were true, complete and correct in all material respects and filed on a timely basis. The Company has paid all taxes of any nature whatsoever (including estimated taxes and withholding taxes), with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax") that are shown as due on the aforementioned filings and all other Taxes claimed or asserted by any taxing authority to be due from the Company for the periods covered by such tax returns (except for those being contested in good faith and set forth in Schedule 2.15 and for which adequate reserves have been provided in the May 31, 1992 Unaudited Balance Sheet). Except as set forth in Schedule 2.15, the Company is not a party to any agreement providing for the transfer of Tax benefits to or from any Person or any agreements or arrangements relating to allocating or sharing of Taxes. All Taxes for which the Company may be liable for periods ending on or prior to May 31, 1992 have been paid, accrued or reserved for on its books and records, and all Taxes for which the Company may be liable for periods ending on or after June 1, 1992 and on or prior to the Closing Date will be paid, accrued or reserved for on its books and records, except those which, individually or in the aggregate, would not have (and would not reasonably be expected to have) a Company Material Adverse Effect. Notwithstanding the foregoing, the May 31, 1992 Unaudited Balance Sheet includes as an asset a certain Purchase Money Note issued by 510 Ryerson Road, Inc. in the amount of $2,320,000, the collection of which will give rise to a section 1231 gain of approximately $1,700,000 for tax purposes, but such Unaudited Balance Sheet does not contain any accrual or reserve for Taxes related to such section 1231 gain since the Company's net operating loss carryforwards at December 31, 1991 and its current year operating losses would more than offset such gain should the Purchase Money Note be collected prior to the Effective Time. The Company will not be subject to any income Tax or similar Tax based upon the Company's operations or activities subsequent to May 31, 1992 up to and including the Closing Date which would exceed $25,000 in the aggregate. Except as set forth on Schedule 2.15, there are no claims or assessments pending against the Company for any alleged deficiency in Tax which pending claims or assessments involve amounts singly or in the aggregate in excess of $25,000. There is, and there will be, neither any material reduction or impairment of Tax benefits (including the tax basis of assets), other than the reduction or elimination of net operating loss carryforwards, available to the Company and a reduction in the tax basis of the Company's assets by no more than $1,400,000, nor any taxable income (after application of net operating loss carryforwards) resulting from or in respect of any forgiveness, cancellation or modification of any indebtedness of the Company on or before the Effective Date, including in connection with the restructuring entered into contemporaneously herewith (the "Bank Debt Restructuring") of the Company's revolving line of credit arrangement, which arrangement is referred to in note 5 to the December 31, 1990 Audited Financial Statements (the "Prescott Credit Agreement"), and the guaranty and pledge of Parent related thereto and in connection with the capital contribution to the Company referred to in Section 5.02(f). The Company will not be subject to any transfer, gains, sales or similar Taxes as a result of the Merger. Except as provided in Schedule 2.15, since March 31, 1988 the Company has not been included in any group of corporations filing a consolidated, combined or unitary return for federal, state or local Tax purposes.

                 2.16 Insurance. Schedule 2.16 sets forth a list of all policies or binders of fire, casualty, liability, product liability, worker's compensation, vehicular and other insurance held by or on behalf of the Company, including the amounts of such insurance and annual premiums with respect thereto. Such policies and binders are valid and binding in accordance with their terms and are in full force and effect. Except as disclosed on
Schedule 2.16, the Company is not in material default with respect to any provision contained in any such policy or binder nor has it failed to give any notice or present to the insurer any material claim covered under any such policy or binder in due and timely fashion. Except for claims set forth on
Schedule 2.16, there are no material outstanding unpaid or denied claims under any such policy or binder, and the Company has not received any written notice of cancellation or non-renewal of any such policy or binder. Except as set forth on Schedule 2.16, the Company has not received any written notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule 2.16 will not be available in the future on substantially the same terms as now in effect. Except as would not have a Company Material Adverse Effect, the consummation of the Merger will not result in the cancellation of insurance coverage disclosed on Schedule 2.16 following the Effective Time but prior to the expiration of such policies.

                 2.17 Employee Matters Generally. (a) Schedule 2.17 lists each Company Benefit Plan. Except as set forth in Schedule 2.17, each Qualified Plan is and since its inception has been qualified under Section 401(a) of the Code and is the subject of a favorable determination letter issued by the Internal Revenue Service (which has not revoked or threatened to revoke such letter) regarding the qualified status of the plan. The merger of the pension plan covering unionized New Jersey Employees with the pension plan covering salaried Employees has been completed and the merger was done in accordance with all applicable Law and did not and will not adversely affect the qualified status of either plan. The Company has made an application to the Internal Revenue Service requesting a determination as to the qualification of the combined plan resulting from said plan merger.

                          (b)     The Company has complied in all material
respects with and performed all contractual obligations and all obligations under Law required to be performed by it under or with respect to any of the Company Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by the Company to any Company Benefit Plan prior to the date hereof have been made.

No Defined Benefit Plan listed in Schedule 2.17 has any accumulated funding deficiency whether or not waived. There is no bonus, commission, fee or other incentive compensation payable to any Employee (including, without limitation, any amounts actually or contingently payable under the bonus arrangements described in Note 13 to the December 31, 1990 Audited Balance Sheet, all of which arrangements are "out of the money" with respect to the beneficiary or holder thereof or will be cancelled prior to the Effective Time at no cost to the Company or the Surviving Corporation) other than for which adequate accruals or reserves have been provided in the May 31, 1992 Unaudited Balance Sheet. There is no Claim pending or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against or relating to any Company Benefit Plan or against the assets of any Company Benefit Plan. Except as set forth in Schedule 2.17, the Company has not communicated generally to Employees regarding any material future increases of benefit levels (or creations of material new benefits) with respect to any Company Benefit Plan beyond those reflected in the Company Benefit Plans.

                          (c)     No "reportable event" within the meaning of
Section 4043 of ERISA as to which the Pension Benefit Guaranty Corporation ("PBGC") has not by regulation waived the notice requirement of Section 4043(c) of ERISA has occurred with respect to any Defined Benefit Plan, other than the merger of the Company's pension plan for New Jersey union Employees with the Company's pension plan for salaried Employees. Except as set forth in Schedule 2.17, the Company has not participated in or had an obligation to contribute to any Multiemployer Plan, or incurred or been notified of any withdrawal liability in respect of any Company Benefit Plan. In the event the Company were to withdraw as of the Effective Time from any Multiemployer Plan to which it contributes, it would not incur any withdrawal liability in excess of $25,000.

                          (d)     No event or transaction (including, without
limitation, any "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to which the Company, directly or indirectly (through any indemnification agreement or otherwise), is (or would reasonably be expected to be) subject to any Liability or Tax under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Sections 4972, 4975, 4976, 4977, 4979 or 4980B of the Code.

                          (e)     No transaction contemplated by this Agreement
will (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan, trust funding a Company Benefit Plan or agreement with any Employee that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Person or obligation to employ any Person or
(ii) result in Liability to the PBGC under Title IV of ERISA. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to the Company, DeSoto or any of their respective affiliates, except for potential funding liability arising under Section 412 of the Code and Title IV of ERISA, which as of April 24, 1992 did not exceed $600,000.

                          (f)     No payment or benefit which will or may be
made by the Company or Parent, will be characterized as an "excess parachute payment" within the meaning of Section 28OG of the Code.

                          (g)     No employer securities, employer real
property or other employer property is included in the assets of any Company Benefit Plan.

                          (h)     The Company does not have and, absent the
Merger, will not have any Liability by reason of its being a member during the five year period preceding the Closing and ending on the Closing Date of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code and regulations promulgated thereunder of which any corporation, Person or other member maintained, contributed to or has been liable to contribute to any Defined Benefit Plan or Multiemployer Plan or failed to comply with the requirements of Sections 4980B or 162(k) (prior to its repeal) of the Code.

                          (i)     Except as set forth on Schedule 2.17, the
Company does not maintain or contribute to any Company Benefit Plan which provides, and does not have any Liability to provide, severance or life insurance, medical or other employee welfare benefits to any Employee (or his beneficiary) upon such Employee's retirement or termination of employment, except as may be required by Law, and the Company has never represented, promised or contracted to any Employee of the Company that such Employee would be provided with severance, life insurance, medical or other employee welfare benefits upon his retirement or termination of employment, except to the extent required by Law. The average annual potential liability of the Company under Retiree Medical Plan A and Retiree Medical Plan B, in the aggregate, for the years 1992, 1993, 1994, and 1995 will not exceed $265,000.

                          (j)     No work stoppage or labor strike against the
Company is pending or, to the knowledge of the Company, threatened. Except as set forth on Schedule 2.17, the Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or Claim relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, individually or in the aggregate, would have (or would reasonably be expected to have) a Company Material Adverse Effect. The Company has not violated any state labor Law other than violations which would not have a Company Material Adverse Effect, or engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

                 For purposes of this Section 2.17, (i) "Code" means the Internal Revenue Code of 1986, as amended, (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, (iii) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA; (iv) "Company Benefit Plan" means any employee pension benefit plan and any material Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) established by the Company or to which Parent or the Company contributes or has contributed (including Plans not now maintained by the Company or to which the Company does not now contribute, but with respect to which the Company has or may have any liability); (v) "Qualified Plan" means each Company Benefit Plan intended to qualify under Section 401 of the Code;
(vi) "Defined Benefit Plan" means each Company Benefit Plan which is subject to
Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; and
(vii) "Multiemployer Plan" means any multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA.

                 2.18 Customers. To the Company's knowledge, except as disclosed on Schedule 2.18, since May 31, 1992, there has not been any termination, cancellation or limitation of, or any material modification or change in, the business relationships of the Company with any material customer of the Company. Subject to obtaining the consents set forth on Schedule 2.18, none of the transactions contemplated hereby will give rise to the right of any customer of the Company to terminate, modify, cancel, prepay, suspend, limit, revoke or accelerate any arrangement it has with the Company. The Company has no knowledge of any threatened adverse change by a material customer in respect of its relationship with the Company as a result of the transactions contemplated hereby.

                 2.19     Environmental Matters. (a) Except as set forth on
Schedule 2.19(a), (i) the Company is and has conducted its business in substantial compliance with all Laws and Permits relating to pollution, contamination, protection of the environment, human and occupational safety or health or sanitation, including matters relating to emissions, discharges, disseminations, releases or threatened releases of hazardous or toxic materials, substances or wastes into the air, surface water, groundwater, soil, land surface or subsurface, buildings or facilities or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous or toxic materials, substances or wastes ("Environmental Laws" and Environmental Permits") except where the failure to so comply, individually or in the aggregate, would not have (and would not reasonably be expected to have) a Company Material Adverse Effect and (ii) the Company has not received any notice of any failure of the Company to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit or that it is or may be a potentially responsible party at any waste disposal site. The Company does not, and the Surviving Corporation will not, have actual or potential clean-up, compliance or remediation costs, Claims, damages or expenses arising out of the Company's non-compliance with the Environmental Laws or the Environmental Permits prior to the Closing Date, and the Company has no Liability in respect of waste site remediation or relating to toxic or hazardous materials, substances or wastes, except for such costs, Claims, damages, expenses and Liabilities which can in the aggregate be fully satisfied from amounts reasonably available to the Company or the Surviving Corporation after the date hereof under (I) the Environmental Provisions (as defined below), (II) additional monies which may be paid by the former owners of the Company upon any settlement of existing disputes described in Schedule 2.19(b) or, if settlement is not reached, which are paid pursuant to the Environmental Provisions, (III) after tax net proceeds of the $2,320,000 Purchase Money Note issued by 510 Ryerson Road, Inc., to the order of the Company in connection with the sale of the Company's former Lincoln Park facility or the fair market value (based on a sale in the short term) of any collateral securing such note and as to ownership of which is acquired by the Surviving Corporation or DeSoto, (IV) after tax net proceeds of the $1 million Mortgage Note issued by Noah Realty Corp. to the Company in connection with the sale of the Company's former 27 Eighth Street facility or the fair market value (based on a sale in the short term) of any collateral securing such note and as to ownership of which is acquired by the Surviving Corporation or DeSoto, (V) any amounts recovered from the Company's insurance carriers under policies in effect prior to the Effective Time on account of costs incurred by the Company, DeSoto or the Surviving Corporation in respect of liabilities under Cleanup Plans, Environmental Laws or Environmental Permits, and (VI) any amounts recovered from the Company's former landlord at the warehouse facility at 100 Eighth Street on account of costs incurred by the Company, DeSoto or the Surviving Corporation in respect of environmental clean-up or remediation obligations, Environmental Laws or Environmental Permits (it being agreed that the amounts referred to in Items II through VI shall be measured after deducting any reasonable costs of collection, including reasonable legal costs incurred by the Company, DeSoto or the Surviving Corporation after May 31, 1992, and that, for purposes of determining amounts at the Maturity Date of the CVR (as defined therein), the value of the notes referred to in III and IV (if then outstanding) shall be determined in good faith by a majority of the Board of Directors of DeSoto at the Maturity Date) (DeSoto agrees to take reasonable action in light of its business judgment to collect amounts pursuant to the arrangements described in (I) through (VI); however, it is further agreed that DeSoto shall have no obligation to take action to recover amounts due under any of the foregoing if in good faith DeSoto concludes that its reasonable business judgment (after taking into account the expected benefits and costs of such action, without regard to the existence of the CVR and DeSoto's rights thereunder) does not justify such action, which judgment shall be conclusive).

                          (b)     Each of the arrangements for an environmental
escrow fund provided by, and the Agreement to be Bound entered into by, the former owners of the Company and the letters of credit and surety bonds, all of which are referred to in Note 12 to the December 31, 1990 Audited Financial Statements, together with Article XV of that certain merger agreement pursuant to which Parent acquired the Company in 1988 (collectively, the "Environmental Provisions"), contains a valid and binding obligation of the parties thereto enforceable against them in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally and (ii) is subject to general principles of equity. The Company has taken all steps reasonably necessary to be taken to date to perfect and maintain its rights under the Environmental Provisions and neither the execution, delivery nor performance of any of this Agreement nor the consummation of any of the transactions contemplated hereby will vitiate the Company's rights thereunder, and immediately following the Effective Time such rights will continue in full force and effect. Upon consummation of the Merger, the Surviving Corporation will be entitled to all benefits and rights of the Company under the Environmental Provisions. The Company has, pursuant to
Schedule 2.19(b), disclosed certain disputes regarding the foregoing and, after the Effective Time, DeSoto agrees to be responsible for the reasonable legal expenses in connection therewith.

                 2.20     Affiliate Transactions. Except as set forth in
Schedule 2.20 and except for employment relationships between the Company and Employees, (i) there are no Liabilities or Commitments or other arrangements between the Company and any affiliate of the Company, (ii) no affiliate of the Company provides or causes to be provided any assets, services or facilities to the Company, (iii) the Company does not provide or cause to be provided any assets, services or facilities to any affiliate of the Company except in the ordinary course of business on an arms-length basis and (iv) to the Company's knowledge, no affiliate of the Company will, on or after the Closing, have any cause of action or other claim whatsoever against, or owe any amount to, the Company, except for claims in the ordinary course of business such as for accrued salary, bonus, commissions, and vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof which have been disclosed to DeSoto in the other Schedules hereto. Except as set forth on Schedule 2.20, there are no consulting, employment, fee or other compensation arrangements with any directors or affiliates of the Company who are not current full-time employees of the Company.

                 2.21 Expenses; Brokers and Finders. Except as set forth in the first sentence of Section 7.10, all expenses incurred by Parent or the Company in connection with this Agreement and the Merger are to be the responsibility of and borne by Parent. The Company has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby or any other transaction relating to a sale or recapitalization of the Company for which adequate reserves are not reflected on the May 31, 1992 Unaudited Balance Sheet.

                 2.22 Illinois Responsible Property Transfer Act. Either the Illinois Responsible Property Transfer Act, S.H.A.

ch. 30, Sections 901-07 (the "Illinois Act") does not apply to this Agreement or any of the transactions contemplated hereby or, to the extent the Illinois Act does or may be deemed to so apply, the Company has executed and delivered to DeSoto such disclosure documents as may be required by the Illinois Act.

                 2.23 Accuracy of Information: Full Disclosure. All documents delivered to DeSoto by or on behalf of the Company in connection with this agreement are complete and authentic in all material respects. No representation or warranty of the Company contained in this Agreement or in any Schedule hereto or in any certificate or related document delivered to DeSoto or any of its affiliates pursuant hereto or in connection herewith contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading. The senior management of the Company has no knowledge of any fact that has not been disclosed to DeSoto that has (or would reasonably be expected to have) a Company Material Adverse Effect, or that would reasonably be expected to impair the ability of the Company to perform this Agreement.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF DESOTO AND NEWCO

                 Each of DeSoto and Newco represents and warrants to the Company as follows:

                 3.01 Organization. Each of DeSoto and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, use and lease its assets and properties. Each of DeSoto and Newco is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes due prior to the date hereof), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have (and would not reasonably be expected to have) a material adverse effect on the business, financial condition, assets, liabilities, properties or results of operations of DeSoto and its subsidiaries taken as a whole (a "DeSoto material Adverse Effect"). True and complete copies of the Certificate of Incorporation and By-laws of each of DeSoto and Newco have previously been delivered to Parent.

                 3.02 Authority Relative to This Agreement; Required Vote. Each of DeSoto and Newco has all requisite corporate power to enter into this Agreement and to issue the CVRs and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the CVRs and the consummation of the transactions contemplated hereby have been duly approved and authorized by the respective Boards of Directors of DeSoto and Newco and by DeSoto as the sole shareholder of Newco, and no other corporate proceedings on the part of DeSoto or Newco are necessary to approve or authorize this Agreement, the issuance of the consideration provided in Section 1.07(a) or any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of DeSoto and Newco and constitutes a valid and binding obligation of each of DeSoto and Newco, enforceable against each of them in accordance with its terms, and the CVRS, when issued, will have been duly and validly executed and delivered by DeSoto and will constitute a valid and binding obligation of it, enforceable against DeSoto in accordance with their terms, except that such enforceability, in each case, (i) may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                 3.03 Capitalization. The authorized capital stock of DeSoto consists of 20,000,000 shares of DeSoto Common Stock and 5,000,000 shares of preferred stock, par value $1 per share ("Preferred Stock"). As of the date hereof, 4,070,932 shares of DeSoto Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights. DeSoto has entered into an agreement providing for the issuance of up to 583,333 shares of Series B Senior Preferred Stock and warrants ("Warrants") to purchase an aggregate of 1,350,000 shares of DeSoto Common Stock at a price of $7.00 per share (or, under certain circumstances, shares of Senior C Junior Participating Preferred Stock at a price of $6.50 per share), of which a portion of such securities have been issued in accordance with such agreement. A stock option and restricted stock plan was approved by DeSoto stockholders at the annual meeting of stockholders held on May 27, 1992 authorizing the issuance of up to 400,000 shares of DeSoto Common Stock in respect of options and stock awards granted by DeSoto pursuant to the plan and options to purchase 18,000 shares of DeSoto Common Stock have been issued to non-employee directors in accordance with the terms of the plan and, pursuant to the employment agreements referred to in Section 5.01(b) hereof, DeSoto has committed to grant options. All of the outstanding shares of capital stock of Newco are owned by DeSoto, are validly issued, fully paid and nonassessable, and are owned free and clear of any Encumbrance or any preemptive rights. Except as set forth above in this Section 3.03 or in Section 3.04, there are no shares of capital stock of DeSoto authorized, issued or outstanding or reserved for issuance, and there are no outstanding subscriptions, options, warrants, rights, contingent value rights, stock-based or stock-related awards or convertible or exchangeable securities or other agreements or commitments to which DeSoto or Newco is a party or by which DeSoto or Newco may be bound of any character relating to, or obligating DeSoto or Newco to sell, issue, grant, award, transfer or otherwise dispose of, or to redeem, repurchase or otherwise acquire, any shares of capital stock or other securities of DeSoto (including, without limitation, any agreement or commitment obligating DeSoto to enter into any employee compensation arrangement based on any valuation or transaction price of, or change of majority ownership in, shares of DeSoto Common Stock), other than (i) this Agreement, (ii) the employment agreements referred to in Section 5.01(b) and
(iii) Preferred Share Purchase Rights associated with the DeSoto Common Stock. There are no voting trusts, proxies or other agreements or understandings to which DeSoto or Newco is a party with respect to the voting of capital stock of Desoto.

                 3.04 DeSoto Common Stock. The shares of DeSoto Common Stock to be issued at the Effective Time in payment of the consideration provided in Section 1.07, and any shares of DeSoto Common Stock issued pursuant to the CVRs, will, in each case upon their issuance, be duly and validly issued, fully paid and nonassessable, will vest in the recipients thereof valid title to such DeSoto Common Stock free and clear of all Encumbrances (other than those Encumbrances created by any such recipients) and will not be issued in violation of any preemptive rights. A sufficient number of shares of DeSoto Common Stock have been reserved for the issuance contemplated by clause (a)(i) of Section 1.07.

                 3.05 SEC Filings. DeSoto has delivered to Parent (i) DeSoto's annual reports on Form 10-K for each of the fiscal years ended December 31, 1988, 1989, 1990 and 1991 (the "10-K's"), (ii) its quarterly reports on Form 10-Q for each of its fiscal quarters ended on or after December 31, 1988 (the "10-Q's"), (iii) its proxy or information statements relating to meetings of DeSoto's stockholders since December 31, 1988, and (iv) all of its other reports, statements, schedules and registration statements and other filings required under the Securities Act or the Exchange Act (as such terms are defined below), to be filed with the Securities and Exchange Commission ("SEC") since December 31, 1990 (the filings referred to in clauses (i) through (iv) above, which have been delivered to Parent on or prior to the date hereof, being hereinafter referred to as the "SEC Filings"). DeSoto has filed with the SEC all reports, statements and other filings required of it under the Securities Act and the Exchange Act since December 31, 1990, except where the failure to do so does not have (and would not reasonably be expected to have) a DeSoto Material Adverse Effect. As of its filing date, each SEC Filing complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 3.06 Financial Statements. (a) The audited financial statements of DeSoto included in each of the 10-K's, and the unaudited financial statements of DeSoto included in each of the 10-Q's, fairly present, in each case, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of DeSoto as of the dates thereof and its results of operations and cash flows for the periods then ended, except that each such unaudited financial statement is or was subject to normal year-end adjustments which would not have a DeSoto Material Adverse Effect.

                          (b)     DeSoto has provided to the Company its most
recent forecasts and projections of DeSoto's operations, financial condition and financial performance. All forecasts and projections of DeSoto's operations, financial condition and financial performance provided by DeSoto to the Company were at the time prepared believed by DeSoto senior management to be reasonable and are the same forecasts and projections as were then being used in DeSoto's internal business plans and budgets at the time provided to the Company.

                 3.07 Absence of Certain Changes. Except as permitted or contemplated by this Agreement, since December 31, 1991, neither DeSoto nor Newco has (i) suffered any change, event or series of changes or events which has or would reasonably be expected to have a DeSoto Material Adverse Effect, whether or not covered by insurance or (ii) incurred or discharged any Liability or entered into any transaction except in the ordinary course of business and except for Liabilities and transactions that, individually or in the aggregate, do not have (and would not reasonably be expected to have) a DeSoto Material Adverse Effect.

                 3.08 Compliance with Laws; Permits. Each of DeSoto and Newco is in compliance with all Laws applicable to its business or properties and all Permits from all Governmental Entities required for the conduct Of its business presently conducted and the ownership, lease or operation of its properties, except where noncompliance, individually or in the aggregate, does not have (and would not reasonably be expected to have) a DeSoto Material Adverse Effect. DeSoto has all such Permits, and all such Permits are in full force and effect, except where the absence thereof, individually or in the aggregate, does not result (and would not reasonably be expected to result) in a DeSoto Material Adverse Effect. Except as set forth in the SEC Filings, DeSoto has not received any notice of any alleged violations of Law applicable to DeSoto which if determined adversely, individually or in the aggregate, would have (or would reasonably be expected to have) a DeSoto Material Adverse Effect.

                 3.09 Title to Assets. Each of DeSoto and Newco has good, marketable (and, in the case of owned real property, insurable) title to all of the assets and properties which it purports to own (including those reflected on the balance sheet as of December 31, 1991 included in the 10-K for the year then ended (the "1991 10-K"), except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business consistent with past practice since December 31, 1991) and which are material to the business, financial condition, assets or results of operations of DeSoto and its subsidiaries taken as a whole, free and clear of Encumbrances, except (a) Encumbrances reflected in the balance sheet as of December 31, 1991 included in the 1991 10-K; (b) properties subject to purchase or sales orders or conditional sale arrangements entered into in the ordinary course of business consistent with past practice; (c) Encumbrances securing taxes not yet due or being contested in good faith by appropriate proceedings; and (d) Encumbrances which do not, individually or in the aggregate, materially detract from the value of such property, materially interfere with the use, occupancy or operation of such property as currently used or otherwise materially impair the business operations of DeSoto or Newco or have a DeSoto Material Adverse Effect.

                 3.10 Consents; No Violation. (a) Assuming the accuracy of the representations and warranties contained in Section 2.08, no consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity, is required on the part of DeSoto or Newco in connection with the execution, delivery and performance by DeSoto or Newco of this Agreement or the CVR, other than (i) pursuant to the Exchange Act, (ii) in connection with the

Company's application for the ECRA ACO, (iii) the filing of a Certificate of Merger in accordance with the BCA, (iv) as required by self regulatory organizations relating to the securities of DeSoto and (v) consents, approvals, authorizations, notifications, filings, exemptions or waivers which, if not obtained or made would not, singly or in the aggregate, have a DeSoto Material Adverse Effect or materially adversely affect the ability of DeSoto or Newco to consummate any of the transactions contemplated hereby.

                          (b)     Neither the execution, delivery or
performance of this Agreement or the CVR by DeSoto or Newco nor the consummation of any of the transactions contemplated hereby will at the Effective Time (x) conflict with, or result in any breach or violation of, any provision of the Certificate of Incorporation or the by-laws of DeSoto or Newco; (y) assuming compliance with the matters referred to in Section 3.10(a), constitute, with or without the passage of time or the giving of notice, or both, a breach, violation or default, create a lien, or give rise to any contingencies, liquidated damages, penalties or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law or Permit, or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument of DeSoto or Newco, or to which they or any of them or any of their properties is subject, except, with respect to the matters set forth in clause (ii), for breaches, violations, defaults, liens, or contingencies, liquidated damages, penalties or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which would not, singly or in the aggregate, have a DeSoto Material Adverse Effect or materially adversely affect the ability of DeSoto or Newco to consummate any of the transactions contemplated hereby, except that performance by DeSoto of this Agreement and the CVR and the arrangements providing for the Bank Debt Restructuring is not currently permitted by the Credit Agreement, dated as of February 6, 1991 (the "DeSoto Credit Agreement"), among DeSoto, Harris Trust and Savings Bank, Continental Bank N.A. and Old Kent Bank -- Chicago and, in any event, DeSoto will seek to refinance or amend the DeSoto Credit Agreement in connection with the Financing (as defined in Section 5.02(b)).

                 3.11 Brokers and Finders. DeSoto and Newco have not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                 3.12 Newco. Newco is a newly-formed Delaware corporation and has nominal assets. Newco has had no business operations since it was organized other than in connection with the transactions contemplated hereby.

                 3.13 Material Customers. To DeSoto's knowledge, the 1991 10-K accurately reflects the status of DeSoto's business relationships with its material customers and there have been no material adverse changes in such business relationships since the date of the 1991 10-K.

                 3.14 Environmental. Except as set forth in the 1991 10-K, as of the date hereof DeSoto is not subject to any Liabilities (including clean-up, compliance or remediation costs, Claims, damages or expenses) in respect of Environmental Laws or Environmental Permits other than such Liabilities which, singly or in the aggregate do not have (and would not reasonably be expected to have) a DeSoto Material Adverse Effect. Except as set forth in the 1991 10-K, DeSoto is and has conducted its business in substantial compliance with all Environmental Laws and Environmental Permits except where the failure to so comply, individually or in the aggregate, would not have (and would not reasonably be expected to have) a DeSoto Material Adverse Effect.

                 3.15 Litigation. Except as set forth in the 1991 10-K (including the settlement described in Item 3(i) thereof), the recently filed product warranty action previously described to the Company, and for matters which are covered by insurance, there is no Litigation pending or, to DeSoto's knowledge, threatened against, affecting or involving DeSoto or any of its rights or properties which would reasonably be expected to have a DeSoto Material Adverse Effect.

                 3.16 Pension Plans. As of December 31, 1991, the approximate fair market value of the combined assets of the DeSoto Hourly Employees' Pension Plan and the DeSoto Salaried Employees' Pension Plan (the "DeSoto Plans") exceeded combined projected benefit obligations by $66,977,000, the projected benefit obligations having been calculated in accordance with FASB Statement 87 using an 8.5% weighted average discount rate. The material terms of the settlement described in Item 3, paragraph (i) to the 1991 10-K have been accurately disclosed therein and the consequences of which have been previously described to the Company. Since December 31, 1991 there has not been a material decrease in the amount by which the approximate fair market value of the combined assets of the DeSoto Plans exceeds combined projected benefit obligations (after taking into account the effect of such settlement). There is no provision in the DeSoto Plans or in any legally binding documents (other than the DeSoto Credit Agreement, which requires DeSoto to apply all or a portion of distributable excess assets in the repayment of indebtedness thereunder) to which DeSoto is a party which, under existing facts or circumstances, would prevent DeSoto from terminating the DeSoto Plans and recovering any excess assets after reserves necessary to satisfy benefit liabilities after termination and payment of required taxes. Except for the Litigation disclosed in the 1991 10-K and the settlement described therein, there is no Order which has, or Litigation pending (or, to DeSoto's knowledge, threatened) which would reasonably be expected to have, a material adverse effect on the DeSoto Plans or their assets.

                                   ARTICLE IV

                                   COVENANTS

                 4.01 Filings, Consents and Arrangements. DeSoto, Newco and the Company shall (a) use their best efforts to make promptly any submissions, notifications or filings under the HSR Act which the Company or DeSoto determines should be made, in each case, with respect to this Agreement and the transactions contemplated hereby and (b) cooperate with each other and use (i) their best efforts in promptly determining whether any other submissions, notifications or filings are required to be or should be made or whether any consents, approvals, permits, authorizations, exemptions or waivers are required to be or should be obtained under any other Law (including ECRA) or from other parties to Commitments material to the Company's business in connection with the consummation of any of the transactions contemplated hereby and (ii) their reasonable efforts in promptly making any such submissions, notifications or filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits, authorizations, exemptions or waivers.

                 4.02 Best Efforts; Further Assurances. Subject to the terms and conditions in this Agreement, each of the parties hereto shall use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby (it being agreed that from and after the Closing, in the event the Secretary of State of the State of New Jersey shall not have accepted and declared effective the Certificate of Merger filed pursuant to Section 1.03, each of DeSoto and Newco shall have full power and authority to execute, in the name and on behalf of the Company, any and all amendments to such Certificate of Merger that are consistent with the terms of the

Merger and this Agreement and necessary for it to be so accepted and declared effective). Each of the parties hereto shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, nothing herein shall impose upon DeSoto any obligation to accept terms of the Financing which are not acceptable to it in its sole discretion. At any time or from time to time after the Effective Time, the parties hereto, at the request of any other and at such other party's expense, shall execute and deliver any further instruments or documents and take all such further action as such other may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

                 4.03 Notice. (a) Each party shall give prompt written notice to each of the other parties hereto of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will or would be likely to result in the failure to satisfy any of the conditions specified in Article V, and (ii) any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

                          (b)      From time to time after the date hereof and
prior to the Effective Time, DeSoto shall provide all information reasonably requested by the Company, relating to the Financing and the negotiations with respect thereto.

                 4.04 No Solicitation of Transactions. The Company will not, and each will cause its employees, representatives, investment bankers, consultants, advisors, agents or affiliates not to, directly or indirectly, (a) initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, or (b) participate in any discussions or negotiations with, or disclose any information concerning the Company to, or afford any access to the properties, books or records of the Company to, or otherwise assist, facilitate or encourage, any Person (other than DeSoto, Newco, their respective employees, consultants, affiliates, agents and representatives and those of DeSoto's and the Company's lenders in connection with the transactions contemplated hereby) in connection with any possible proposal (an "Acquisition Proposal") regarding a sale or acquisition of any of the capital stock or any other equity interest in the Company, or a merger, consolidation or business combination involving the

Company, or the liquidation or reorganization of the Company, or a sale of all or (other than in the ordinary course of business consistent with past practice) any portion of the assets of the Company or any similar transaction. The Company hereby represents that as of the date hereof it has ceased any and all existing activities, discussions or negotiations with any parties (other than DeSoto and Newco and the Company's lenders in connection with the transactions contemplated hereby) conducted heretofore with respect to any of the foregoing. The Company will (i) notify DeSoto immediately if any inquiry or proposal is made or any such information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) immediately communicate to DeSoto the terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry and the identity of the offeror or potential offeror.

                 4.05 Conduct of Business. (a) Except as may be otherwise contemplated by this Agreement or required by any preexisting Commitment or except as DeSoto may otherwise consent to in writing (and subject to the provisions of paragraph (b) of this Section 4.05 which if inconsistent with this paragraph (a) shall supersede this paragraph (a)), from the date hereof and prior to the Closing, the Company shall, with no less diligence and effort than would be applied in the absence of this Agreement, (i) in all material respects, operate its business only in the ordinary course of business; (ii) use its reasonable efforts to preserve intact its business organization; (iii) maintain its properties, machinery and equipment in sufficient operating condition and repair to enable it to operate its business in all material respects in the manner in which its business is currently operated, except for maintenance required by reason of fire, flood, earthquake or other acts of God and except that the Company shall have no obligation to make capital expenditures other than as described on Schedule 4.05(a); (iv) continue all its material existing insurance policies (or comparable insurance) in full force and effect; (v) use its reasonable efforts to keep available until the Closing the services of its present Employees and agents (as a group) and notify DeSoto promptly of all terminations known to the Company whether pending, threatened or effective, of any such officers or key employees; and (vi) use its reasonable efforts to preserve its relationship with its material suppliers, customers, licensors and licensees and others having material business dealings with the Company such that its business will not be materially impaired.

                          (b)     Without limiting the generality of the
foregoing, and except as may be otherwise contemplated by this Agreement or required by any pre-existing Commitment or except as DeSoto may otherwise consent to in writing, from the date hereof and prior to the Closing, the Company shall not (i) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize the issuance, sale, disposition or pledge or other Encumbrance of, any additional shares of capital stock of any class, (ii) redeem, purchase or otherwise acquire any of its outstanding securities, (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock, (iv) grant any increases in the compensation of any of its Employees, except in the ordinary course of business in accordance with its customary practices, (v) pay any pension, retirement allowance or other employee benefit in excess of $10,000 which is not required or contemplated by any of the existing Company Benefit Plans, (vi) enter into any new or amend any existing employment or severance agreement with any officer or director of the Company or any Employee whose base annual compensation from the Company is $50,000 or greater (other than in accordance with a letter from the Company dated July 17, 1992 delivered to DeSoto prior to the date hereof), (vii) become obligated under a new pension plan, welfare plan, multiemployer plan, severance plan, material benefit arrangement, or similar material plan or arrangement which was not in existence on the date hereof or materially amend any such existing plan or arrangement, (viii) except as set forth on Schedule 4.05(b), adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, (ix) except as set forth on Schedule 4.05(b), make any acquisition or disposition of assets or securities outside the ordinary course of business,
(x) adopt any amendments to its certificate of incorporation or by-laws or alter its corporate structure, (xi) incur any new indebtedness for borrowed money or newly guarantee any such indebtedness except for the endorsement of checks in the ordinary course of business, and not amend, breach or circumvent the Company's agreement as of the date hereof with the banks (being Fleet National Bank, Barclays Bank PLC and The Bank of Nova Scotia) under the Prescott Credit Agreement providing for the Bank Debt Restructuring or to make any payments (other than payments in respect of reasonable fees and expenses of counsel to the banks required to be paid by the Company and extension fees, if any, payable by the Company pursuant to such agreement providing for the Bank Debt Restructuring) to such banks except to the extent such payments reduce on a dollar-for-dollar basis any obligation to repay bank debt upon consummation of the Merger as contemplated by the Bank Debt Restructuring, (xii) make any change in any method of accounting or accounting practice other than as required by Law or GAAP, including the method of determining reserves, increase or decrease reserves or write off or write down any asset or properties of the Company, (xiii) fail to maintain normal current assets consistent with operating the business of the Company in the ordinary course of business, (xiv) defer the payment of accounts payable, accelerate the collection of accounts receivable or fail to replenish inventory, except, in each case, in the ordinary course of business (it being acknowledged and agreed that DeSoto shall not unreasonably withhold its consent with respect to matters subject of this clause), (xv) except as set forth on
Schedule 4.05(b), make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets in an aggregate amount exceeding $25,000 (it being acknowledged and agreed that DeSoto shall not unreasonably withhold its consent with respect to matters subject of this clause), (xvi) except as set forth on Schedule 4.05(b), make any tax election or settle or compromise any liability for Taxes either not in accordance with prior practice or which would have or would reasonably be expected to have a Company Material Adverse Effect, (xvii) take or permit any action which would make any representation or warranty of the Company herein untrue or incorrect in any material respect, (xviii) authorize by corporate action, or publicly announce an intention to do, any of the foregoing, or enter into any legally binding Commitment to do any of the foregoing.

                          (c)     In connection with the continuing operation
of the business of the Company between the date of this Agreement and the Effective Time, the Company shall use all reasonable best efforts to consult in good faith on a regular and frequent basis with representatives of DeSoto to report material operational developments and the general status of ongoing operations. The Company acknowledges that any such consultation shall not constitute a waiver by DeSoto of any rights it may have under this Agreement and that DeSoto shall have no liability or responsibility for any actions of the Company or any of its respective Employees with respect to matters which are the subject of such consultations.

                          (d)     From the date hereof until the Effective
Time, DeSoto (i) shall not declare, set aside for payment or pay any dividend or distribution, or make any other actual, constructive or deemed distribution, with respect to DeSoto Common Stock nor shall it redeem, repurchase or otherwise acquire any shares of DeSoto Common Stock (it being acknowledged and agreed, however, that DeSoto may redeem the Preferred Share Purchase Rights associated with the DeSoto Common Stock if the Board of Directors of DeSoto in the exercise of its fiduciary duties determines it is necessary or an Order require it or the DeSoto Board of Directors to do so) and (ii) shall not acquire any new businesses or operations

(whether by the purchase of assets or stock), other than in connection with one possible transaction previously discussed with representatives of Parent.

                 4.06 Access and Information. (a) From the date hereof until the Effective Time, the Company shall, and shall cause its officers, directors, employees and agents to, afford to DeSoto and its officers, directors, employees, counsel, accountants, advisors, representatives, consultants and agents and those of DeSoto's lenders full access to the officers, employees, agents, properties, offices and other facilities, and to the books, records (including, without limitation, tax returns and work papers of the Company's independent auditors) and Commitments of the Company, and shall furnish DeSoto and such others all financial, operating, technical and other data and information which DeSoto or its lenders, through their respective officers, employees or agents, may from time to time reasonably request. The Company shall permit DeSoto's consultants to engage in such activities, including drilling or other sampling techniques, at DeSoto's sole expense, on its properties as are reasonably necessary in connection with an "environmental audit" so long as they do not unreasonably interfere with the normal business operations of the Company and such properties are restored to the reasonable satisfaction of the Company. The Company will use its reasonable efforts to obtain access to three New Jersey properties which the Company no longer owns in order for DeSoto and its representatives to conduct a "walk through" or "Phase 1" environmental review of such properties. DeSoto and Newco will treat, and will cause their sources of financing and their respective accountants, counsel and other representatives and Persons described in the first sentence of this paragraph to treat, confidentially all non-public information, whether written or oral, concerning the Company furnished to DeSoto or Newco in connection with the transactions contemplated by this Agreement and not disclose such information to any other Person without the Company's prior written consent, subject to the requirements of Law and the provisions of this Agreement, and upon termination of this Agreement and the Company's written request, DeSoto shall deliver to the Company or destroy all such information in written or tangible form without retaining any copies, summaries, analyses or extracts thereof.

                          (b)     From the date hereof until the Effective
Time, DeSoto shall, and shall cause its officers, directors, employees and agents to, afford to the Company and its officers, directors, employees, counsel, accountants, advisors, representatives, consultants and agents full access to the officers, employees, agents, properties, offices and other facilities, and to the books, records (including, without limitation, tax returns and work papers of DeSoto's independent auditors) and Commitments of DeSoto, and shall furnish the Company and such others all financial, operating, technical and other data and information which the Company, through its officers, employees or agents, may from time to time reasonably request. The Company will treat, and will cause its accountants, counsel and other representatives and Persons described in the foregoing sentence to treat, confidentially all non-public information, whether written or oral, concerning DeSoto furnished to the Company in connection with the transactions contemplated by this Agreement and not disclose such information to any other Person without DeSoto's prior written consent, subject to the requirements of Law and the provisions of this Agreement, and upon termination of this Agreement and DeSoto's written request, the Company shall deliver to DeSoto or destroy all such information in written or tangible form without retaining any copies, summaries, analyses or extracts thereof.

                 4.07 Termination of Affiliate Relationships. At the Closing, the Company will terminate any existing agreement with any affiliate thereof (other than (i) those entered into as part of or arising out of an employment or former employment relationship with the Company on an arms'-length basis, (ii) agreements with DeSoto or any affiliate of DeSoto and
(iii) as otherwise set forth in Schedule 4.07), without liability of either party to the other.

                                   ARTICLE V

                                   CONDITIONS

                 5.01 Conditions to the Obligations of all Parties. The obligations of the parties hereto to consummate the Merger shall be subject to the satisfaction (or waiver by each of the parties hereto) at or prior to the Effective Time of each of the following conditions:

                          (a)     No statute, rule or regulation, order or
injunction of any Governmental Entity shall be in effect which prohibits any party hereto from consummating the transactions contemplated hereby, or which makes the consummation of the transactions contemplated hereby illegal or otherwise materially restricts or prohibits consummation of the Merger.

                          (b)     The employment agreements between DeSoto and
each of the individuals listed on Schedule 5.01(b) (as they may be amended by the parties thereto through the Closing Date) shall be in full force and effect.

                          (c)     The Company shall have received the ECRA
ACO's in form and substance reasonably satisfactory to DeSoto and the Company.

                          (d)     The Bank Debt Restructuring shall have been
consummated in accordance with the terms thereof and in connection therewith the Company's outstanding indebtedness under the Prescott Credit Agreement shall have been reduced to an aggregate amount not exceeding $10,000,000, which amount shall be payable immediately following effectiveness of the merger (and the $250,000 letter of credit from one of Prescott's banks in favor of a surety in connection with ECRA shall have been cancelled and returned to such bank).

                          (e)     The Company shall have obtained the consent
to the Merger from the surety bonding the Company's undertakings to the New Jersey Department of Environmental Protection and Energy ("NJDEPE"), the material terms of which surety bond are set forth on Schedule 5.01(e), and DeSoto shall have replaced such surety bond with a bond, letter of credit or similar instrument acceptable to NJDEPE (or, alternatively, DeSoto shall have delivered a back-up bond, letter of credit similar investment acceptable to such surety).

                          (f)     The Company shall have obtained the consent
of the third party specified in Schedule 5.01(f) to the assignment to, and the assumption by, the Surviving Corporation of the contract referred to in such Schedule, if such consent is necessary to effect such assignment and assumption.

                 5.02 Conditions to the Obligations of DeSoto and Newco. The obligations of DeSoto and Newco to consummate the Merger shall be subject to the satisfaction (or waiver by DeSoto and Newco) at or prior to the Effective Time of each of the following conditions:

                          (a)     The Company shall have complied in all
material respects with each of its agreements and covenants contained herein to be performed at or prior to the Effective Time, and each of the representations and warranties of the Company contained herein shall be true in all material respects on the date hereof, and as of the Effective Time shall be true in all material respects with the same effect as though made on and as of the Effective Time, except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Effective Time to have been true in all material respects as of the specified date. DeSoto shall have received a certificate of the Company, dated as of the Closing Date and signed by an officer of the Company certifying as to the fulfillment of the condition set forth in this
Section 5.02(a).

                          (b)     The proceeds of financing, on terms
satisfactory to DeSoto in its sole discretion and in an aggregate amount which, when added to the cash and cash equivalents held by DeSoto and the Company at the Effective Time, will be in an aggregate principal amount sufficient to satisfy the approximate sum of (x) the repayment of the Company's indebtedness to banks, other financial institutions, lenders and factors (as such indebtedness may be then reduced by the Bank Debt Restructuring), (y) the working capital needs of DeSoto and the Surviving Corporation on a combined basis (including the refinancing of the DeSoto Credit Agreement) and (z) all fees and expenses incurred in connection with, and the refinancing of any indebtedness which may be accelerated by, the transactions contemplated hereby and by the Bank Debt Restructuring (the "Financing"), shall have been received by DeSoto or the Surviving Corporation in cash or immediately available funds or all conditions to the drawdown of funds under definitive arrangements providing for the Financing shall have been satisfied or waived.

                          (c)     Certificates representing all Shares issued
and outstanding immediately prior to the Effective Time shall have been delivered to DeSoto, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning all such Shares in blank (it being agreed that the holders of such Shares immediately prior to the Effective Time shall bear the cost of any documentary or stamp taxes payable in respect of the transactions contemplated hereby).

                          (d)     Except as set forth on Schedule 5.02(d), each
current or former employee of Parent and each Employee shall have repaid all promissory notes payable by or on behalf of him to the Company, and he shall have repaid any additional amounts owed to the Company in respect of advances or draws taken by him to the extent they exceed the amount of his accrued salary and bonuses and reasonable travel and entertainment expenses incurred in the ordinary course of business, calculated as of the Closing Date.

                          (e)     There shall not have been any action
threatened or taken, or any statute, rule, regulation, order, decree or judgment promulgated, enacted, entered, enforced or deemed applicable, by any Governmental Entity that seeks (i) to require the divestiture by DeSoto or the Company or any of their respective affiliates of any business, assets or property of the Company or to impose any material limitation on the ability of any of them to conduct their respective businesses and own such business, assets or properties or (ii) to impose any material limitations on the ability of DeSoto or any of its affiliates effectively to control in any respect the business or operations of the Company or DeSoto or any of its affiliates.

                          (f)     DeSoto shall have received evidence
reasonably satisfactory to it to the effect that (1) the subordinated note of the Company referred to in note 5 to the December 31, 1990 Audited Financial Statements shall have been contributed to the capital of the Company and (2) there shall not exist any indebtedness of the Company to any beneficial owner of stock of the Company.

                          (g)     The Company shall have obtained, and
evidenced reasonably satisfactorily to DeSoto, each of the consents set forth on Schedule 2.18.

                 5.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of each of the following conditions:

                          (a)     Each of DeSoto and Newco shall have complied
in all material respects with each of its agreements and covenants contained herein to be performed at or prior to the Effective Time, and each of the representations and warranties of each of DeSoto and Newco contained herein shall be true in all material respects on the date hereof, and as of the Effective Time shall be true in all material respects with the same effect as though made on and as of the Effective Time, except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Effective Time to have been true in all material respects as of the specified date. The Company shall have received a certificate of each DeSoto and Newco, dated as of the Closing Date and signed by an officer of DeSoto or Newco, as applicable, certifying as to the fulfillment of the condition set forth in this Section 5.03(a).

                          (b)     Certificates representing the consideration
provided in Section 1.07(a) (other than Preferred Share Purchase Rights, unless they are generally held in certificated form by the holders of DeSoto Common Stock on the Closing Date) shall have been delivered.

                                   ARTICLE VI

                    TERMINATION PRIOR TO THE EFFECTIVE TIME

                 6.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective
Time:

                          (a)     By mutual written consent duly authorized by
the respective Boards of Directors of the parties hereto;

                          (b)     By either DeSoto or the Company, in writing,
without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Merger shall not have been consummated within 60 days after the. date of this Agreement (the "Initial Termination Date"), provided that the Initial Termination Date shall automatically be extended to 90 days after the date of this Agreement if on the Initial Termination Date the condition set forth in Sections 5.01(c), 5.01(e) or 5.02(b) has not been satisfied or waived and DeSoto is not in default or breach of this Agreement and is otherwise pursuing the Merger in good faith;

                          (c)     By either DeSoto or the Company, if the
consummation of the Merger shall be prohibited by any order, decree or injunction of any Governmental Entity;

                          (d)     By DeSoto within 30 days after the date
hereof, if DeSoto is not satisfied in its sole discretion with the results of its due diligence investigation of Parent and the Company, including meetings with officers of Parent and the Company (it being understood that such due diligence investigation shall not affect the condition set forth in Section 5.02(a) nor shall it or any prior due diligence investigation lessen any reduction in any amount payable under the CVRs for breach of any representations, warranties, covenants or agreements of the Company in this Agreement);

                          (e)     By the Company (provided it is not otherwise
in default or breach of this Agreement), if any of the conditions specified in Sections 5.01 and 5.03 has not been met or waived by the Company at such time as such condition can no longer be satisfied;

                          (f)     By DeSoto or Newco (provided it is not
otherwise in default or breach of this Agreement), if any of the conditions specified in Sections 5.01 and 5.02 has not been met or waived by DeSoto or Newco at such time as such condition can no longer be satisfied;

                          (g)     By the Company, if the average of the daily
closing sale price per share of DeSoto Common Stock as reported in The Wall Street Journal for any ten consecutive trading days after the date hereof shall be less than $4.00; provided that the termination of this Agreement pursuant to this Section 6.01(g) shall only be available for the three business days immediately following any such ten consecutive trading days;

                          (h)     By the Company, if DeSoto shall not have
delivered to the Company within 30 days of the date hereof a written non-binding proposal with respect to the Financing from such sources of credit as DeSoto may in its sole discretion solicit accompanied by a letter from DeSoto stating that DeSoto believes such proposal provides the basis for a reasonable expectation that the Financing will be available on terms acceptable to DeSoto; or

                          (i)     By DeSoto or the Company if the banks under
the Prescott Credit Agreement shall have repudiated, withdrawn or terminated or breached in a material respect the agreement as of the date hereof providing for the Bank Debt Restructuring or such agreement shall otherwise have terminated prior to consummation of the Bank Debt Restructuring, or any of such banks shall have commenced any Litigation or other action or steps to pursue contractual or other remedies in respect of any default under the Prescott Credit Agreement.

                 6.02 Effect on Obligations. Termination of this Agreement pursuant to this Article VI shall terminate all obligations of the parties hereunder, except for the obligations under the last sentence of Section 4.06(a) and the last sentence of Section 4.06(b); Provided, however, that termination pursuant to Section 6.01 (b), (e) or (f) shall not relieve the defaulting or breaching party from any liability to any other party hereto.

                                  ARTICLE VII

                                 MISCELLANEOUS

                 7.01 Survival. The representations and warranties made by the Company herein and in any certificate or other writing delivered pursuant hereto and the covenants and agreements made by the Company in Section 4.05 shall survive until the Maturity Date (as defined in the CVRs); Provided, however, that the representations and warranties made by the Company in Section
2.15 shall survive until the expiration of the applicable statutes of limitation. The other representations and warranties and the covenants and agreements contained herein shall not survive the Effective Time, except for those covenants and agreements contained in Article I, the covenants contained in the last parenthetical in Section 2.19(a), the last sentence of Section 2.19(b), and the last sentence of Section 4.02 and, as provided in the preceding sentence, those covenants and agreements made by the Company in
Section 4.05. If the Effective Time shall occur, the sole and exclusive remedy of DeSoto for any breach of a representation, warranty, covenant or agreement made by the Company herein (absent bad faith or fraud) shall be pursuant to the CVR Value Reduction (as defined in the CVR).

                 7.02 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) constitute the sole understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements among the parties with respect to the subject matter hereof and thereof.

                 7.03 Assignment. This Agreement shall inure to the benefit of and be binding upon solely the parties hereto and their respective successors and permitted assigns. Newco shall have the right to assign to one or more direct or indirect wholly-owned subsidiaries of DeSoto any and all rights and obligations of Newco under this Agreement, including, without limitation, the right to substitute in its place such affiliate as one of the constituent corporations in the Merger (and, if Newco elects to make such an assignment, the parties agree to execute an appropriate amendment to this Agreement to reflect such substitution). Newco may not otherwise assign this Agreement or any of its rights hereunder without the prior written consent of the Company. Neither DeSoto nor the Company shall have the right to assign any or all of its rights and obligations under this Agreement and any such purported assignment shall be null and void and of no force and effect, except that Parent has the right to direct DeSoto to issue up to 50% of the shares of DeSoto Common Stock and CVRs issuable pursuant to Section 1.07(a) directly to the banks party to the Prescott Credit Agreement if such banks simultaneously with such issuance execute, as if an original party thereto, the "Stockholders Agreement" between DeSoto and Parent dated as of the date hereof and shall be bound thereby in all respects in the same manner as Parent.

                 7.04 Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                 7.05 Construction. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof. All section and article references are to this Agreement, unless otherwise expressly provided. As used in this Agreement, (a) "hereof", "hereunder', "herein" and words of like import shall be deemed to refer to this Agreement in its entirety and not just a particular section of this Agreement,
(b) unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number or the plural number, words of the masculine gender shall include the feminine and neuter, and, when the sense so indicates, words of the neuter gender shall refer to any gender,
(c) "Person" shall mean and include an individual, a partnership, a joint venture, a corporation or trust, an unincorporated organization, a group or a government or a Governmental Entity, (d) "affiliate" shall mean any Person directly or indirectly controlling, controlled by or under common control with the Person of which it is an affiliate, (e) "subsidiary" means any affiliate of a Person who under GAAP would be required to consolidate such affiliate's financial statements in its own financial statements and (f) "the ordinary course of business" with respect to the Company and "the ordinary course of the Company's business" and words of like import in each case shall take into account the current financial (including cash flow) condition and difficulties of the Company and the impact of such condition and difficulties on its business relationships and practices, including its need from time to time to manage its cash flow and levels of inventory pursuant to its reasonable business judgment employed in a manner to maintain its existence as a going business concern in the lines and markets of business currently pursued.

                 7.06 Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by DeSoto and the Company; provided, however, that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                 7.07 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                 7.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

                 7.09 Public Announcements. Prior to the Closing, none of the parties hereto (or any of their respective officers, directors or employees) shall make any public statements, including, without limitation, any press releases, with respect to this Agreement, the Financing or the Bank Debt Restructuring or any of the transactions contemplated hereby or thereby, except as may be required by Law (in which case, the nature of the statement shall be described to the other party prior to dissemination to the public) or as agreed to by the parties hereto.

                 7.10 Expenses. If the Effective Time shall occur, the reasonable legal, accounting and tax advice expenses of Parent and the Company incurred in connection with this Agreement, the Merger, and the redemption of Parent's minority stockholder shall, be borne by DeSoto in accordance with DeSoto's existing policies and practices regarding the fees and expenses of its own legal counsel and other outside advisors and subject to receipt of documentary evidence reasonably satisfactory to DeSoto of such legal and other expenses, and all reasonable costs and expenses of Parent and the Company in connection with the Financing and the Bank Debt Restructuring shall be borne by the Company and assumed by the Surviving Corporation subject to the same requirements as to documentation and DeSoto's existing polices and practices. Nothing herein is intended to create liability of Parent for any expenses it is not otherwise liable for. Except as otherwise explicitly set forth herein, if the Closing does not occur each of parties hereto shall pay all costs and expenses incurred prior to the Closing by it or on its behalf in connection with this Agreement, the Financing and the Bank Debt Restructuring and the transactions contemplated hereby and thereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

                 7.11 Notices. Any notice, request, instruction or other document to be given hereunder (a "Notice") by any party hereto to any other party shall be dated and in writing and delivered personally, sent by a recognized overnight delivery service with charges prepaid, sent by registered or certified mail with postage prepaid, or sent by facsimile transmission:

                 if to DeSoto to:

                          DeSoto, Inc.
                          1471 Business Center Drive
                          Suite 800
                          Mt. Prospect, Illinois 60056
                          Facsimile: (708) 391-9043
                          Confirmation: (708) 391-9000
                          Attention: William Spier

                 with a copy to:

                          Fried, Frank, Harris, Shriver & Jacobson
                          One New York Plaza
                          New York, New York 10004
                          Facsimile: (212) 741-1526
                          Confirmation: (212) 820-8000
                          Attention: Peter Golden

                 if to Newco, to it c/o DeSoto at the address and with a copy as set forth for DeSoto above if to the Company to:

                          J.L. Prescott Company
                          c/o Narragansett Capital, Inc. Manufacturing Group One Turks Head Place
                          Suite 1550
                          Providence, Rhode Island 02903
                          Facsimile: (401) 751-455-0076
                          Confirmation: (401) 751-8110
                          Attention: Arthur D. Little

                 with a copy to:

                          Edwards & Angell
                          2700 Hospital Trust Tower
                          Providence, Rhode Island 02903
                          Facsimile: (401) 276-6611
                          Confirmation: (401) 274-9200
                          Attention: Christopher D. Graham

or at such other address for a party as shall be specified by like Notice.

Any Notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party, except that any Notice delivered by facsimile transmission shall be deemed to have been given upon confirmation of transmission; provided that Notice so delivered is promptly followed by duplicate

Notice to that same party sent by recognized overnight delivery service with charges prepaid, or by registered or certified mail, postage prepaid.

                 7.12 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey applicable to agreements made and to be performed wholly within such jurisdiction.

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                             DESOTO, INC.

                                             By:/s/ WILLIAM SPIER
                                                --------------------------------
                                                Name: William Spier
                                                Title: Chairman and Chief
                                                        Executive Officer

Attest:

/s/ DAMIAN GRECO
- ------------------------------
Name: Damian Greco
Title: Assistant Secretary

                                             DESOTO SUBSIDIARY ONE CORP.

                                             By:/s/ WILLIAM SPIER
                                                --------------------------------
                                                Name: William Spier
                                                Title: President

Attest:

/s/ DAMIAN GRECO
- ------------------------------
Name: Damian Greco
Title: Secretary

                                             J.L. PRESCOTT COMPANY

                                             By:/s/ ARTHUR D. LITTLE
                                                --------------------------------
                                                Name: Arthur D. Little
                                                Title: Chief Executive Officer

Attest:

/s/ CHRISTOPHER D. GRAHAM
- ------------------------------
Name: Christopher D. Graham
Title: Secretary

3175m/8473L

                                   Exhibit A

THE RIGHTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER. ANY ATTEMPTED TRANSFER, SALE, PLEDGE, HYPOTHECATION, CREATION OF AN ENCUMBRANCE OR ANY OTHER MANNER OF DISPOSITION OF THE RIGHTS OR ANY INTEREST OR PARTICIPATION THEREIN IN VIOLATION OF THE TERMS SET FORTH HEREIN SHALL BE WITHOUT FORCE AND EFFECT.

THE RIGHTS EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


                                   *  *  *  *


                             CONTINGENT VALUE RIGHT

                                  DESOTO, INC.

No. ________         Certificate for ______ Contingent Value Rights

                 This certifies that _____________________ , or registered permitted assigns, is the registered holder of the number of Contingent Value Rights ("CVRs") set forth above. Each CVR entitles the CVR Holder (as defined below), subject to the provisions contained herein, to a contingent payment from DeSoto, Inc., a corporation organized under the laws of the State of Delaware ("DeSoto"), in an amount, if any, determined pursuant to the provisions set forth herein.

                 The CVRs represented hereby are being issued on the terms and pursuant to the conditions set forth herein as well as in the Merger Agreement, to all of which terms and conditions the holder of this CVR Certificate consents by acceptance hereof. Copies of the Merger Agreement can be obtained by contacting DeSoto. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. Certain capitalized terms are defined below in paragraph (k).

                          (a)     Contingent Value Right Payment. DeSoto shall
determine, as of the Maturity Date, the amount by which the Target Price exceeds the Highest Price, which excess amount (if any) shall be subject to reduction as provided in paragraph

(f) (the "CVR Value"); provided, however, that in no event shall the CVR Value exceed $6.00 (as it may be adjusted pursuant to paragraph (e)(i)) (the "Maximum CVR Value"). If the applicable Highest Price is equal to, or greater than, the Target Price, then the CVR Value shall be zero and DeSoto shall have no payment obligation in respect of any CVR. Upon compliance by a CVR Holder with the exercise procedures set forth herein, a CVR Holder shall be entitled to a payment of an amount equal to that portion of the CVR Value multiplied by the number of CVRs held by such CVR Holder on the Maturity Date (the "CVR Payment"). DeSoto shall make any CVR Payment in cash if and to the maximum extent not prohibited by a Prohibition. If the CVR Payment cannot be fully made in cash because of a Prohibition, to the extent the CVR Payment has not been made in cash, DeSoto shall make that portion of the CVR Payment which cannot be made in cash by means of the issuance of DeSoto Securities, if and to the maximum extent not prohibited by a Prohibition, in an aggregate principal amount equal to that portion of the CVR Payment which cannot be made in cash, and if the CVR Payment cannot be fully made in cash or DeSoto Securities because of a Prohibition, to the extent the CVR Payment has not been made in cash or DeSoto Securities, DeSoto shall make that portion of the CVR Payment which cannot be made in cash or DeSoto Securities by means of the delivery of shares of DeSoto Common Stock, which shall be deemed to have a per share value equal to the Moving Average Price for the thirtieth Trading Day immediately preceding the date such payment is made; provided, however, that if the CVR Payment cannot be fully made in cash, then the CVR Representative shall, on behalf and for the account of each CVR Holder, have the right to elect whether all CVR Holders receive either DeSoto Securities or DeSoto Common Stock to the extent the CVR Payment has not been made in cash; and further provided that, in any event, regardless of the value of shares of DeSoto Common Stock, upon the delivery of an aggregate number of shares of DeSoto Common Stock to all CVR Holders in connection with the making of CVR Payments which equals the number of shares by which 22.0% of the total number of shares of DeSoto Common Stock issued and outstanding immediately following the Effective Time exceeds the total number of DeSoto Merger Shares (in each case appropriately adjusted to reflect any subdivisions, combinations, recapitalizations or reclassifications of, or dividends paid in, shares of DeSoto Common Stock subsequent to the Effective Time), the CVR Payment shall be deemed to have been fully paid and satisfied and DeSoto shall have no further payment or other obligation in respect of any CVR. Cash, DeSoto Securities and DeSoto Common Stock shall be paid pro rata to CVR Holders based on the number of CVRs registered in the name of each CVR Holder, except where cash payment is necessary to avoid the issuance of fractional shares of DeSoto Common Stock. If DeSoto cannot make all or part of a CVR Payment because of a Prohibition or the inability to issue shares of DeSoto Common Stock, CVR Payments shall be made pro rata to the extent permitted. Upon the lapse of a Prohibition or the ability to issue shares of DeSoto Common Stock, additional payments shall be made pro rata to the extent permitted until the CVR Payments have been fully paid and satisfied in the manner and with the priority contemplated by the foregoing payment methods. Any CVR Payment shall be paid by DeSoto as promptly as possible after the Maturity Date and compliance by a CVR Holder with the exercise procedures set forth herein.

                          (b)     Nontransferability. No transfer of CVRs
(other than by descent or devise) may be made without the prior written consent of DeSoto except (x) to any of the Initial Holders if DeSoto is first provided
(i) an unqualified opinion of counsel reasonably satisfactory to it that such transfer is in compliance with the registration provisions of the Securities Act or the exemptions thereto and (ii) a representation from such recipient that it is holding the CVRs for investment without a view toward distribution and that it will comply with the restrictions set forth herein or (y) to DeSoto. By accepting a CVR, each CVR Holder agrees not to pledge, hypothecate, or otherwise encumber the CVR or to attempt to sell, transfer or dispose of the CVR or any interest therein except as permitted hereunder or, in the case of any Bank, pursuant to the purchase option granted to Narragansett First Fund in connection with the Bank Debt Restructuring. Any transfer of CVRs (and all rights thereunder) in violation of the restrictions set forth herein shall be null and void. DeSoto may require presentment of the CVR Certificate(s) evidencing the CVR(s) purportedly transferred and such contemporaneous evidence of the nature of any such transfer as it shall deem appropriate in order to update the registry of CVR Holders. DeSoto will maintain a registry of the CVR Holders; such registry shall be revised upon written request of any CVR Holder (or its legal representative, heir or successor) to reflect any permitted transfers of CVRs. Prior to the time of due presentment of a CVR Certificate and other evidence for registration of transfer, DeSoto may treat the Person in whose name such CVR Certificate is registered as the owner thereof for all purposes, and DeSoto shall not be affected by notice to the contrary.

                          (c)     Exercise of Contingent Value Rights. To
obtain a CVR Payment, a CVR Holder must deliver to DeSoto its CVR Certificate duly endorsed in blank. DeSoto may require that each CVR Holder execute and deliver a transmittal letter, in a form acceptable to DeSoto, specifying such CVR Holder's number of CVRs, permitted and non-permitted transfers of CVRs, and such other information as may be necessary or desirable to determine the number of CVRs which such CVR Holder is entitled to exercise. It any such exercise is reasonably determined by DeSoto to be defective, DeSoto shall promptly so notify the CVR Holder, together with an explanation of such defect. No later than one week prior to the Maturity Date, DeSoto shall mail or otherwise deliver written instructions to the CVR Holders concerning the place and means of delivering CVRs for the CVR Payment. If DeSoto cannot make all or part of a CVR Payment because of a Prohibition or the inability to issue shares of DeSoto Common Stock, DeSoto shall so state in the instructions and shall on a semiannual basis thereafter notify the CVR Holders of the continued existence of such Prohibition or inability until the lapse thereof. No CVR shall be exercisable and no CVR Payment shall be made in respect of any CVR unless the CVR Certificate with respect to such CVR shall have been received by DeSoto within 270 days immediately after the Maturity Date (or, if later, after DeSoto's notice of the lapse of any Prohibition applicable to DeSoto's ability to make the CVR Payment or the inability to issue shares of DeSoto Common Stock).

                          (d)     Termination Notice. In the event that DeSoto
determines that no amount is payable with respect to the CVRs on the Maturity Date, DeSoto shall mail or otherwise deliver to each CVR Holder written notice of such determination (the "Termination Notice"). In the event no amount is payable, all CVRs shall terminate and become null and void as of such date, and the CVR Holders shall have no further rights with respect thereto. The failure to give a Termination Notice or any defect therein shall not affect the operation of the preceding sentence.

                          (e)     Antidilution. (i) In the event DeSoto shall
at any time after the Effective Time and prior to the Maturity Date (A) declare a dividend on the outstanding shares of DeSoto Common Stock payable in shares of DeSoto Common Stock, (B) subdivide the outstanding DeSoto Common Stock or
(C) combine the outstanding DeSoto Common Stock into a smaller number of shares, (x) the number of CVRs associated with each CVR Certificate then outstanding, or issued or delivered thereafter, shall be proportionately adjusted by multiplying each CVR previously outstanding by a fraction (the "Applicable Fraction"), the numerator of which shall be the total number of shares of DeSoto Common Stock outstanding immediately following the occurrence of the event and the denominator of which shall be the total number of shares of DeSoto Common Stock outstanding immediately prior to the occurrence of such event, and (y) the Target Price and the Maximum CVR Value shall be proportionately adjusted by multiplying it by the inverse of the Applicable Fraction. Appropriate adjustments in the calculation of the number of CVRs associated with outstanding CVR Certificates and the Target Price shall be made to reflect other changes in the capital stock of DeSoto (i.e., recapitalizations and reclassifications) made after the Effective Time. All adjustments contemplated by this subparagraph (i) shall be subject to the approval of DeSoto's Board of Directors. Whenever any event of the type described above occurs, DeSoto shall: (i) promptly prepare a certificate setting forth such adjustments and a brief statement of the facts accounting for such adjustments;
(ii) promptly file with the CVR Representative a copy of such certificate; and
(iii) mail a brief summary thereof to each CVR Holder. Such adjustments, absent manifest error, shall be final and binding on DeSoto, the CVR Representative and the CVR Holders. All references herein to DeSoto Common Stock shall, after the occurrence of such an event, be deemed to be references to any common equity security of DeSoto (or its successor) which may thereupon be acquired by exercise of the CVRs.

                                  (ii)     In the event DeSoto agrees to merge
or consolidate with any other Person or sell or convey all or substantially all of its assets to any Person pursuant to a transaction or series of transactions in which the holders of DeSoto Common Stock shall receive equity securities of the continuing or successor corporation or the acquiring Person (or a combination of equity securities and other property) in exchange for shares of DeSoto Common Stock, DeSoto shall cause the continuing or successor corporation or the Person which acquires by sale or conveyance all or substantially all the assets of DeSoto to assume expressly the due and punctual payment of the CVRs, according to their tenor (except that for these purposes all references to DeSoto Common Stock herein shall, with respect to any time from or after the date of such exchange, be deemed to mean the equity security issued in such exchange for DeSoto Common Stock and the Moving Average Price shall be proportionately adjusted by multiplying it by the exchange ratio per share of DeSoto Common Stock employed in such exchange), and the due and punctual performance and observance of all of the covenants and conditions to be performed or observed by DeSoto with respect to the CVRs. In case of any such consolidation, merger, sale or conveyance, and following such an assumption by the continuing or successor corporation or acquiring Person, such continuing or successor corporation or acquiring Person shall succeed to and be substituted for DeSoto, with the same effect as if it had been named herein. Moreover, in such event, such changes in phraseology and form (but not in substance) may be made in the CVRs thereafter to be issued as may be appropriate. In the event of any such sale or conveyance (other than a conveyance by way of lease) DeSoto or any successor corporation which shall theretofore have become such in the manner described in this subparagraph (ii) shall be discharged from all obligations and covenants under the CVRs and may be liquidated and dissolved.

                                  (iii)    In the event DeSoto agrees to merge
or consolidate with any other Person or sell or convey all or substantially all of its assets to any Person pursuant to a transaction or a series of transactions in which the holders of DeSoto Common Stock shall receive solely cash or non-equity securities in exchange for shares of DeSoto Common Stock, DeSoto shall cause the continuing or successor corporation or the Person which acquires by sale or conveyance all or substantially all the assets of DeSoto to redeem concurrently with such merger, consolidation or sale all of the outstanding CVRs for cash at a redemption price equal to the amount, if any, by which (i) the Discounted Target Price in effect at the time such merger, consolidation or sale is consummated exceeds (ii) the sum of the consideration payable in such transaction for each share of DeSoto Common Stock then outstanding and the CVR Value Reduction; provided, however, that in no event shall the redemption price exceed the Maximum CVR Value. In the event of any such sale or conveyance (other than a conveyance by way of lease) DeSoto or any successor corporation which shall theretofore have become such in the manner described in this subparagraph (iii) shall be discharged from all obligations and covenants under the CVRs and may be liquidated and dissolved.

                          (f)     CVR Value Reduction. The CVR Value shall be
reduced (but not below zero) by an amount (the "CVR Value Reduction") equal to the sum of (i) all Distributions on Common Stock plus (ii) the quotient obtained by dividing (A) the sum of any and all "Prospective Losses" (as defined below), losses, damages, judgments, fines, Taxes, penalties, amounts paid in settlement, costs and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel, consultants and other experts) (collectively, "Losses") which are sustained or incurred by DeSoto (or the Surviving Corporation), its directors and officers or any successor or assign of any of the foregoing Persons (each, an "Injured Party") on or before the Maturity Date and arising out of or resulting from (x) the breach of any of the representations or warranties made by the Company in the Merger Agreement or in any certificate or other writing delivered pursuant thereto, (y) the failure of the

Company to comply with any of the covenants or agreements of the Company contained in the Merger Agreement or in any certificate or other writing delivered pursuant thereto or (z) any Liability of the Company arising out of facts existing or events occurring prior to the Effective Time (whether or not disclosed by the Company or Parent) to the extent not reflected or reserved for in the May 31, 1992 Unaudited Balance Sheet or in the projected financial statements dated as of June 16, 1992 provided to DeSoto by the Company or, if a greater amount, to the extent exceeding any specific dollar amount included in a representation of the Company in the text of the Merger Agreement (but not a disclosure schedule thereto) as to such Liability or any other Liability of similar type or character (except, as to any of the foregoing, to the extent that (1) DeSoto or the Surviving Corporation has not suffered a Loss in respect thereof by reason of the availability of insurance policies purchased by the Company prior to the date hereof or the arrangements intended to provide funds to satisfy environmental liabilities described in Section 2.19(a)(I) through
(VI) of the Merger Agreement, (2) DeSoto or the Surviving Corporation suffered a Loss in connection with any Commitment or any lease of Leased Real Property with respect to which the Company is past due on payments due thereunder, if and so long as such past due payments and any penalties relating thereto are fully accrued on the May 31, 1992 Unaudited Balance Sheet or otherwise reflected in said financial projections and are disclosed in the disclosure schedules to the Merger Agreement and such Loss arose out of the Surviving Corporation's failure to pay such past due amounts within 75 days after the Effective Time (but not excepting Losses resulting from the assertion of remedies by the other parties to such Commitments or leases which are available prior to, and are not eliminated by, such payment), (3) a Liability is incurred by the Company which is not reflected or accrued on the May 31, 1992 Unaudited Balance Sheet or otherwise reflected in said financial projections on account of severance arrangements or any other actions of the Company approved in writing by DeSoto prior to the Effective Time, (4) DeSoto or the Surviving Corporation has suffered a Loss solely by reason of legal expenses incurred in connection with the matters referred to in the last sentence of Section 2.13, by reason of the covenant contained in the last parenthetical in Section 2.19(a) or costs of collection deducted from the amounts collected from the arrangements referred to in Section 2.19(a) pursuant to such Section, solely by reason of the cancellation of a possible supply arrangement regarding powdered detergent with a third party (to the extent such Losses do not exceed $140,000), or solely by reason of capital expenditures or commitments not in excess of the amounts as set forth in the written plan dated July 28, 1992 and previously delivered to DeSoto, (5) DeSoto or the Surviving Corporation has suffered a Loss or has achieved results inconsistent with the Company's projected financial statements as a result of the failure to obtain any consent from Lever Bros. to the transactions contemplated by the Merger Agreement, (6) DeSoto or the Surviving Corporation has suffered a Loss in connection with any obligation to remove tanks from the former Passaic facility of the Company at a cost of no more than $50,000 and which, to the extent it reduces amounts available pursuant to the arrangements described in Section 2.19(a) is deducted from such amounts for all purposes, and only to the extent no out-of-pocket expenditure is required, (7) a Liability is incurred by the Company for extension fees payable pursuant to the agreement among the Banks, the Company and Parent providing for the Bank Debt Restructuring, or (8) any tax is payable in respect of amounts received pursuant to the notes referred to in Section 2.19(a), Items (III) and (IV), and which is taken into account in calculating under such Section net after tax proceeds from such notes), but excluding Liabilities incurred in the ordinary course of business since May 31, 1992 excepted from the representation contained in Section 2.06(a) of the Merger Agreement by (B) 550,000. (As used herein, the term "Prospective Losses" means amounts with respect to which DeSoto may, consistent with generally accepted accounting practice, accrue, establish reserves or disclose in its financial statements or the notes thereto or the minimum amounts which the Board of Directors of DeSoto has determined in good faith, based on the advice of counsel, are highly likely to be paid in respect of Liabilities or claims.) In computing the CVR Value Reduction, the CVR Value shall not be reduced by any amount in respect of Losses unless the aggregate amount of Losses exceeds $175,000 (the "Deductible"), in which event the Deductible shall be subtracted from the aggregate amount of Losses in the calculation of the quotient referred to in clause (ii) of the preceding sentence. In the event that any Injured Party shall sustain or incur any Losses in respect of which a CVR Value Reduction may be sought pursuant to this paragraph (f), DeSoto shall provide written notice (a "Claim Notice") to the CVR Representative stating the nature and basis of such Losses reasonably promptly following the awareness of DeSoto senior management of the sustaining or incurrence of such Losses. In the case of Losses arising by reason of any third party Claims, the Claim Notice shall be given within 45 days of the filing or other written assertion of any Claim against the Injured Party, but the failure of DeSoto so to notify the CVR Representative shall not affect the determination of any CVR Value Reduction in respect of Losses arising out of or resulting from such third party Claims. DeSoto shall provide to the CVR Representative on request all information and documentation reasonably necessary to support and verify any Losses which DeSoto believes will give rise to a CVR Value Reduction hereunder and shall give the CVR Representative reasonable access to all books, records and personnel in the possession or under the control of DeSoto which would have bearing on such CVR Value Reduction. Within 90 days of the Maturity Date (or, if applicable, on the date of any earlier redemption of any CVRs), DeSoto shall mail or otherwise deliver notice to the CVR Representative setting forth in reasonable detail all matters giving rise to a CVR Value Reduction. Any proposed CVR Value Reduction shall be conclusive and binding upon DeSoto and all CVR Holders unless, within 30 days after delivery to the CVR Representative of the written notice pursuant to the foregoing sentence, the CVR Representative shall deliver to DeSoto a written statement of specific objections thereto (which objections may be made only as to the matters described in clause (ii)(A)). If any differences with respect to the matters described in clause (ii)(A) are resolved by agreement of DeSoto and the CVR representative within 45 days after delivery of the statement of objections to DeSoto (the "Resolution Period"), then such agreement shall be conclusive and binding upon DeSoto, the CVR Representative and all CVR Holders. If any differences with respect to the matters described in clause (ii)(A) are not resolved by agreement of DeSoto and the CVR Representative within the Resolution Period, such differences shall be submitted by DeSoto or the CVR Representative to the American Arbitration Association for the appointment of an arbitrator to resolve the dispute. The decision of the arbitrator shall be set forth in a written report delivered to DeSoto and the CVR Representative, and shall be conclusive and binding upon DeSoto, the CVR Representative and all CVR Holders. Any such dispute shall be settled by arbitration in the state of Illinois in accordance with the rules of the American Arbitration Association then in effect, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereover. DeSoto and the CVR Representative shall each be responsible for one-half of the fees and expenses of the arbitrator and each such party shall be responsible for its own fees and expenses relating to the arbitration; provided, however, that if the arbitrator shall determine that DeSoto or the CVR Representative shall have acted in bad faith in such dispute, the fees and expenses of the arbitrator and the reasonable fees and expenses of both parties to the arbitration shall be borne by the party so determined to have acted in bad faith; and provided, further that, if the CVR Value is determined in accordance with the provisions hereof to be a positive number, (I) the CVR Value shall then be reduced to the extent the amount obtained by dividing the total foregoing fees and expenses for which the CVR Representative is responsible but which it has not paid (the "Representative's Share") by the total number of DeSoto Merger Shares does not exceed the CVR Value and (II) the CVR Representative shall remain responsible for the Representative's Share to the extent it is not reflected in such reduction of the CVR Value.

                          (g)     Optional Redemption By DeSoto. Prior to the
Maturity Date, DeSoto may, at its option, at any time and from time to time, redeem all or a portion of the outstanding CVRs for cash at a redemption price equal to the amount, if any, by which (i) the Discounted Target Price as of the date of redemption exceeds (ii) the sum of the Highest Price and the CVR Value Reduction; provided, however, that (x) in the event the date of redemption is prior to the first anniversary of the Effective Time, the redemption price shall equal the sum of (1) the then present value of $6.00 as of the Maturity Date (discounted in the same manner as the Target Price is discounted in the definition of "Discounted Target Price") and (2) the CVR Value Reduction, and
(y) in no event shall the redemption price exceed the Maximum CVR Value. If less than all outstanding CVRs are redeemed, CVRs shall be redeemed pro rata based on the number of CVRs registered in the name of each CVR Holder. Immediately upon public announcement by DeSoto or notice to the CVR Representative of the redemption, the redeemed CVRs shall represent only the right to receive the redemption price. As promptly as practicable after so announcing or noticing a redemption and in any event not later than 30 days thereafter, DeSoto shall mail or otherwise deliver to each CVR Holder written notice of redemption stating the redemption date (which shall be no later than 30 days after such announcement unless a Prohibition commences after the announcement, in which event such redemption shall be rescinded automatically and shall be of no effect), the redemption price and, if less than all outstanding CVRs are to be redeemed, the identification of the particular CVRs to be redeemed, and instructions as to the place and means of surrendering CVRs in exchange for the redemption price. CVR Holders shall have no right to require the redemption of any CVR, subject to paragraphs (e)(iii) and (j).

                          (h)     No Interest. No interest shall accrue on any
amounts payable on the CVRs to any CVR Holder.

                          (i)     Determinations by DeSoto. All determinations
to be made by DeSoto with respect to the CVRs (other than those to which the CVR Representative may object as provided in paragraph (f), which shall be conclusively determined in accordance with paragraph (f)) shall be determined by the DeSoto Board of Directors in good faith and its sole business judgment, and all Board Determinations shall, in each case (absent manifest error), be final and binding upon DeSoto, Parent and the CVR Holders.

                          (j)     Preferred Stock Repurchases. DeSoto shall not
redeem, repurchase or otherwise acquire any shares of its Series B Senior Preferred Stock at any time prior to the first anniversary of the Effective Time or at any time that any payment obligation under DeSoto Securities issued in respect of a CVR Payment has not been paid (whether or not prohibited by a Prohibition); provided, however, that the foregoing restrictions shall not apply if the Board of Directors of DeSoto in the exercise of its fiduciary duties determines it is necessary to facilitate or is otherwise required in connection with a merger or consolidation of DeSoto, a sale of all or substantially all of DeSoto's assets or an issuance of voting securities of DeSoto to a Person who, after such issuance, shall control in excess of 50% of all DeSoto voting securities, in which acquisition transaction the CVRs or the DeSoto Securities will be fully paid in cash in connection with such transaction in accordance with their terms.

                          (k)     Certain Definitions. As used herein:

                          "Authorized Newspaper" means The Wall Street Journal
(Eastern Edition), or if The Wall Street Journal (Eastern Edition) shall cease to be published or if the publication or general circulation of The Wall Street Journal (Eastern Edition) shall be suspended for whatever reason, such other English language newspaper as is selected by DeSoto of general circulation in The City of New York, New York.

                          "Bank" means any of the banks under the Prescott
Credit Agreement, being Fleet National Bank, Barclays Bank PLC and The Bank of Nova Scotia.

                          "Board Determination" means a determination which
shall be made by DeSoto's Board of Directors in good faith (which in so doing may rely on advice from DeSoto's independent accountants, financial advisors and/or legal counsel) that the payment of the CVR Payment in cash and/or DeSoto Securities would materially threaten DeSoto's financial viability or have a DeSoto Material Adverse Effect.

                          "CVR Certificate" means this certificate or any other
certificate delivered to a CVR Holder following the Effective Time which evidences the number of CVRs issued to such CVR Holder pursuant to the provisions hereof and, if such CVR Holder is the initial holder of such CVRs, pursuant to the Merger Agreement or in connection with the Bank Debt Restructuring.

                          "CVR Holder" means any registered holder of any CVRs
on the Maturity Date who obtained such CVRs in connection with the Merger or in connection with the Bank Debt Restructuring or pursuant to a registered transfer of such CVRs permitted hereby.

                          "CVR Representative" shall be the "Stockholder
Representative" under the Stockholder Agreement dated the date hereof between DeSoto and Narragansett/Prescott, Inc.

                          "Daily Closing Price" means, on a per share basis for
DeSoto Common Stock for each Trading Day on which shares of DeSoto Common Stock are registered under the Exchange Act: (A) if shares of DeSoto Common Stock are listed or admitted to trading on any securities exchange, the closing price, regular way, on such day on the principal securities exchange on which such shares are traded; (B) if shares of DeSoto Common Stock are not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by DeSoto; and (C) if the shares of DeSoto Common Stock are not then listed or admitted to trading on any securities exchange and no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported in the Authorized Newspaper or, if not so reported, then the last price as of such date at which a transaction in shares of DeSoto Common Stock occurred between a willing buyer and a willing seller which DeSoto determines in good faith is based on reliable sources and is indicative of a market price. The Daily Closing Price for each date during the period beginning with the first Trading Day following the announcement by DeSoto of (x) a dividend or distribution on DeSoto Common Stock payable in shares of DeSoto Common Stock or securities convertible into shares of DeSoto Common Stock or any cash dividend (other than a regular quarterly dividend) or (y) any subdivision, combination or reclassification of DeSoto Common Stock, and ending with the last Trading Day before DeSoto Common Stock trades ex-dividend with respect to such dividend or distribution, or ending with the record date for such subdivision, combination or reclassification, as the case may be, shall be properly adjusted to take into account ex-dividend trading (therefore, for purposes of the calculation of Highest Price in the case of such a cash dividend actually paid prior to the end of the measurement period herein specified for such calculation of Highest Price, the amount of such dividend shall be subtracted from the Daily Closing Price for each Trading Day from the first Trading Day after announcement of the dividend until the first Trading Day when DeSoto Common Stock trades ex-dividend). In addition, with respect to repurchases of DeSoto Common Stock, the Daily Closing Price during a specified measurement period beginning with the first Trading Day following the announcement by DeSoto of its intention to repurchase DeSoto Common Stock and ending with the last Trading Day on which any such repurchases are made shall be decreased by the Per Share Deemed Distribution in respect of such repurchases.

                          "DeSoto Merger Shares" means shares of DeSoto Common
Stock issued (i) in the Merger or (ii) to the Banks in connection with the Bank Debt Restructuring.

                          "DeSoto Securities" means any general unsecured debt
security issued by DeSoto pursuant to the CVRs that shall (i) bear interest at an annual rate of 3% over the prime rate announced by Citibank, N.A. from time to time until the second anniversary of its issuance, which annual rate shall increase prospectively by one percentage point on the day immediately following such second anniversary and on each such day immediately following subsequent anniversaries so long as any DeSoto Securities are outstanding, (ii) require that the foregoing interest shall be payable quarterly in arrears to the extent not prohibited by any Prohibition and otherwise payable at such time as first permitted by Prohibitions, (iii) mature upon the later to occur of the anniversary of its issuance and the shortest maturity date allowable for indebtedness that DeSoto is permitted to incur under Prohibitions in effect at the time of issuance, and (iii) possess such other features as are mutually acceptable to DeSoto and the CVR Representative.

                          "Discounted Target Price" means, with respect to any
redemption of the CVRS, the present value of the Target Price as of the date specified herein, which shall be determined by discounting the Target Price by a yield computed from linear interpolation from the yields as of such specified date of those United States Treasury constant maturities series having a period as close as practicable to the period from such date to the Maturity Date, as published in the Federal Reserve Statistical Release H.15 (519) first issued following the announcement of such redemption that contains information with respect to such specified date; Provided, however, that if the period between such specified date and the Maturity Date is less than 90 days, the Discounted Target Price shall equal the Target Price.

                          "Distributions on Common Stock" means all cash
dividends declared after the Effective Time and paid on a share of DeSoto Common Stock (other than regular quarterly cash dividends) and the Fair Market Value of all distributions of securities (other than CVRS, DeSoto Securities or DeSoto Common Stock), cash or property made in respect of a share of DeSoto Common Stock on or after the Effective Time and on or before the Maturity Date (the Fair Market Value of any such securities or property shall be determined, as of the time of the distribution by an Independent Financial Expert if one shall have been retained by DeSoto or DeSoto's Board of Directors in connection with such distribution for purposes other than solely the determination contemplated hereby and otherwise by DeSoto's Board of Directors, and shall include the value of subsequent distributions, dividends and interest payments in respect of such distributed security or property). Distributions on Common Stock shall also include the quotient obtained by dividing (A) the aggregate cash amounts and the aggregate Fair Market Value of any non-cash consideration paid by DeSoto in connection with the purchase or other acquisition of shares of DeSoto Common Stock at any time after the Effective Time and on or before the Maturity Date pursuant to any privately negotiated transactions, open market purchases or tender or exchange offer in which CVR Holders have had an opportunity to participate (with any necessary consent from DeSoto to waive provisions of the Stockholders Agreement which would otherwise prevent such participation) on a basis equivalent (including the same price and percent of stock to be acquired) to that offered to all other holders of DeSoto Common Shares who are presented with such opportunity by (B) the total number of shares of DeSoto Common Stock outstanding at the time of such purchase or acquisition (such quotient being referred to as the "Per Share Deemed Distribution"). Appropriate adjustments in the calculation of Distributions on Common Stock hereunder shall be made to reflect stock dividends, stock splits, recapitalizations and other changes in the DeSoto Common Stock made after the Effective Time.

                          "Fair Market Value" means, with respect to any
property, the value as determined by the Independent Financial Expert or DeSoto (as applicable) reasonably and in good faith to be the probable price that would be paid by a willing buyer to an unrelated willing seller on an arm's length basis, and with respect to any security, the value of such security as determined by the Independent Financial Expert or DeSoto (as applicable) reasonably and in good faith to be the probable market trading price of such security on a fully distributed basis and subject to normal trading activity.

                          "Highest Price" means:

                 (I)      as used in paragraph (a), the greater of

                                  (x)      the highest of the Moving Average
                          Prices calculated for each day from the date which is 60 Trading Days immediately after the first anniversary of the Closing Date until the Maturity Date, and





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
                                  (y) the price per share of DeSoto Common Stock determined by an Independent Financial Expert as of any date from or after the first anniversary of the Closing Date but not later than the Maturity Date on which date the shares of DeSoto Common Stock are not registered under the Exchange Act, using one or more valuation methods that the Independent Financial Expert, in its best professional judgment, determines to be most appropriate;

and

                 (II) as used in paragraph (g) with respect to an optional redemption by DeSoto permitted by such paragraph, the greater of

                                  (x)      the highest of the Moving Average
                          Prices calculated for each day from the date which is 60 Trading Days immediately after the first anniversary of the Closing Date until the date of announcement of such redemption, and

                                  (y) the price per share of DeSoto Common Stock determined by an Independent Financial Expert as of any date from or after the first anniversary of the Closing Date but not later than the date of announcement of such redemption on which date the shares of DeSoto Common Stock are not registered under the Exchange Act, using one or more valuation methods that the Independent Financial Expert, in its best professional judgment, determines to be most appropriate.

                          "Independent Financial Expert" means an independent
investment banking firm or financial consultant chosen by DeSoto that does not (and whose directors, officers and affiliates do not) have a direct or indirect financial interest in DeSoto or any of its affiliates and that, at the time it is called upon to give independent financial advice to DeSoto, is not (and none of whose directors, officers or affiliates is) a director or officer of DeSoto or any of its affiliates, and which is reasonably acceptable to the CVR Representative.

                          "Initial Holder" means a CVR Holder who is Parent,
Narragansett First Fund, a liquidating trust of Narragansett First Fund (the sole trustee of which, who shall have sole voting and dispositive power with respect to the property of such trust, shall be Narragansett Management

Partners or a bank or other institutional trustee which in the regular course of business provides trust services to its customers) or any of the Banks.

                          "Maturity Date" means the third anniversary of the
Effective Time.

                          "Merger Agreement" means the Plan and Agreement of
Merger, dated as of July 20, 1992, by and among DeSoto, Inc., DeSoto Subsidiary One Corp. and J.L. Prescott, Co.

                          "Moving Average Price" as of a date means the average
Daily Closing Price for the 60 consecutive Trading Days immediately preceding and including that date.

                          "Prohibition" means, with respect to any contemplated
or proposed action or statement, (i) any relevant Board Determination or (ii) any relevant limitation, prohibition, Encumbrance or penalty imposed by or under (x) any agreement, instrument, note, indenture or similar arrangement with an unaffiliated third party by which DeSoto or any of its subsidiaries is a party or by which any of their properties may be subject as of the date of such contemplated or proposed action or statement and the breach of which would have or would reasonably be expected to have a DeSoto Material Adverse Effect (after taking into account cross-default or cross-acceleration provisions of other such agreements, instruments, notes, indentures and similar arrangements) and for which a waiver cannot reasonably be obtained or (y) any Law.

                          "Target Price" shall be $12.00 as adjusted pursuant
to the Antidilution provisions set forth in paragraph (e).

                          "Trading Day" means any day on which the New York
Stock Exchange is open for trading.

                          (l)     Governing Law. This Contingent Value Right
shall be governed by and construed in accordance with the laws of the State of Delaware applicable to instruments made and entirely to be performed in such State.

                          (m)     Amendments; Waivers. Any or all of the
provisions of the CVRs may be amended or cancelled only by a written instrument signed by (i) DeSoto and (ii) the CVR Holders who shall own in the aggregate not less than 66% of all CVRs outstanding at the time such instrument is signed. Each CVR Holder shall be bound by any amendment authorized by this paragraph (m) (including, without limitation, any amendment (i) to the definition of CVR Payment, CVR Value, CVR Value





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
Reduction, Daily Closing Price, DeSoto Securities, Discounted Target Price, Distributions on Common Stock, Fair Market Value, Highest Price, Maturity Date, Moving Average Price or Target Price, (ii) to paragraph (e), (iii) to this paragraph (m), or (iv) which adversely affects the rights of the CVR Holders hereunder), whether or not such CVR Holder shall have consented thereto. Any of the terms or provisions of the CVRs may be waived (either generally or in a particular instance and either retroactively or prospectively) only in writing at any time by each of the parties which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of the CVRs shall be deemed to or shall constitute a waiver of any other provision thereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

        IN WITNESS WHEREOF, DeSoto has caused this instrument to be duly executed.

Dated:

                                        DESOTO, INC.

                                        By:
                                           -------------------------------
                                              Authorized Signature

Attest:
       -------------------------
          Authorized Signature





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